                                                                     EXHIBIT 1.1

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG


                          SEAGULL ENERGY CORPORATION,

                             GNR MERGER CORPORATION

                                      AND

                         GLOBAL NATURAL RESOURCES INC.





                           Dated as of July 22, 1996




                                                             PAGE 6 OF 71 PAGES

                                                                     EXHIBIT 1.1

                               TABLE OF CONTENTS

         ARTICLE I
         THE MERGER
                 Section 1.1   The Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
                 Section 1.2   Effective Time of the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
                 Section 1.3   Tax Treatment. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
                 Section 1.4   Accounting Treatment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2

         ARTICLE II
         THE SURVIVING CORPORATION
                 Section 2.1   Certificate of Incorporation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
                 Section 2.2   Bylaws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
                 Section 2.3   Directors and Officers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2

         ARTICLE III
         CONVERSION OF SHARES
                 Section 3.1   Conversion of Capital Stock. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
                 Section 3.2   Surrender and Payment. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
                 Section 3.3   Global Stock Options . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
                 Section 3.4   No Fractional Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
                 Section 3.5   Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7

         ARTICLE IV
         REPRESENTATIONS AND WARRANTIES OF GLOBAL
                 Section 4.1   Organization and Qualification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
                 Section 4.2   Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
                 Section 4.3   Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
                 Section 4.4   Consents and Approvals; No Violation . . . . . . . . . . . . . . . . . . . . . . . . .  10
                 Section 4.5   Global SEC Reports . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
                 Section 4.6   Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
                 Section 4.7   Absence of Undisclosed Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . .  11
                 Section 4.8   Absence of Certain Changes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
                 Section 4.9   Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                 Section 4.10  Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                 Section 4.11  Employee Benefit Plans; ERISA  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                 Section 4.12  Environmental Liability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                 Section 4.13  Compliance with Applicable Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
                 Section 4.14  Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
                 Section 4.15  Labor Matters; Employees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
                 Section 4.16  Reserve Reports  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
                 Section 4.17  Oil and Gas Reserves; Equipment  . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
                 Section 4.18  Title to Oil and Gas Interests . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
                 Section 4.19  Title to Other Properties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
                 Section 4.20  Permits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
                 Section 4.21  Material Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21





                                        i                    PAGE 7 OF 71 PAGES

                                                                     EXHIBIT 1.1

                 Section 4.22  Required Stockholder Vote or Consent . . . . . . . . . . . . . . . . . . . . . . . . .  22
                 Section 4.23  Proxy Statement/Prospectus; Registration Statement . . . . . . . . . . . . . . . . . .  22
                 Section 4.24  Intellectual Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
                 Section 4.25  Hedging  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
                 Section 4.26  Brokers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
                 Section 4.27  Tax-Free Reorganization and Pooling  . . . . . . . . . . . . . . . . . . . . . . . . .  23

         ARTICLE V
         REPRESENTATIONS AND WARRANTIES
         OF SEAGULL AND MERGER SUB
                 Section 5.1   Organization and Qualification . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
                 Section 5.2   Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
                 Section 5.3   Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
                 Section 5.4   Consents and Approvals; No Violation . . . . . . . . . . . . . . . . . . . . . . . . .  26
                 Section 5.5   Seagull Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
                 Section 5.6   Absence of Undisclosed Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . .  27
                 Section 5.7   Absence of Certain Changes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
                 Section 5.8   Seagull SEC Reports  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
                 Section 5.9   Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
                 Section 5.10  Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
                 Section 5.11  Employee Benefit Plans; ERISA  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
                 Section 5.12  Environmental Liability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
                 Section 5.13  Compliance with Applicable Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
                 Section 5.14  Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
                 Section 5.15  Labor Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
                 Section 5.16  Reserve Reports  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
                 Section 5.17  Oil and Gas Reserves; Equipment  . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
                 Section 5.18  Title to Oil and Gas Interests . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
                 Section 5.19  Title to Other Properties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
                 Section 5.20  Material Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
                 Section 5.21  Permits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
                 Section 5.22  Required Shareholder Vote or Consent . . . . . . . . . . . . . . . . . . . . . . . . .  37
                 Section 5.23  Proxy Statement/Prospectus; Registration Statement . . . . . . . . . . . . . . . . . .  37
                 Section 5.24  Intellectual Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
                 Section 5.25  Hedging  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
                 Section 5.26  Brokers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
                 Section 5.27  Merger Sub's Operations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
                 Section 5.28  Pooling; Tax Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38

         ARTICLE VI
         CONDUCT OF BUSINESS PENDING THE MERGER
                 Section 6.1   Conduct of Business by Global Pending the Merger . . . . . . . . . . . . . . . . . . .  40
                 Section 6.2   Conduct of Business by Seagull Pending the Merger  . . . . . . . . . . . . . . . . . .  42
                 Section 6.3   Conduct of Business of Merger Sub  . . . . . . . . . . . . . . . . . . . . . . . . . .  44





                                        ii                   PAGE 8 OF 71 PAGES

                                                                     EXHIBIT 1.1

         ARTICLE VII
         ADDITIONAL AGREEMENTS
                 Section 7.1   Access and Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
                 Section 7.2   Acquisition Proposals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
                 Section 7.3   Directors' and Officers' Indemnification and Insurance . . . . . . . . . . . . . . . .  45
                 Section 7.4   Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
                 Section 7.5   Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
                 Section 7.6   Cooperation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
                 Section 7.7   Publicity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
                 Section 7.8   Additional Actions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
                 Section 7.9   Filings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
                 Section 7.10  Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
                 Section 7.11  Employee Matters; Benefit Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
                 Section 7.12  Seagull Board  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
                 Section 7.13  Stockholders Meetings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
                 Section 7.14  Preparation of the Proxy Statement/Prospectus
                                   and Registration Statement . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
                 Section 7.15  Stock Exchange Listing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
                 Section 7.16  Notice of Certain Events . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
                 Section 7.17  Site Inspections . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
                 Section 7.18  Affiliate Agreements; Tax Treatment; Pooling . . . . . . . . . . . . . . . . . . . . .  52

         ARTICLE VIII
         CONDITIONS TO CONSUMMATION OF THE MERGER
                 Section 8.1   Conditions to the Obligation of Each Party . . . . . . . . . . . . . . . . . . . . . .  52
                 Section 8.2   Conditions to the Obligations of Seagull and Merger Sub  . . . . . . . . . . . . . . .  53
                 Section 8.3   Conditions to the Obligations of Global  . . . . . . . . . . . . . . . . . . . . . . .  53

         ARTICLE IX
         SURVIVAL
                 Section 9.1   Survival of Representations and Warranties . . . . . . . . . . . . . . . . . . . . . .  54
                 Section 9.2   Survival of Covenants and Agreements . . . . . . . . . . . . . . . . . . . . . . . . .  54

         ARTICLE X
         TERMINATION, AMENDMENT AND WAIVER
                 Section 10.1  Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
                 Section 10.2  Effect of Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56

         ARTICLE XI
         MISCELLANEOUS
                 Section 11.1  Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
                 Section 11.2  Separability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
                 Section 11.3  Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
                 Section 11.4  Interpretation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
                 Section 11.5  Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
                 Section 11.6  Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57





                                        iii                  PAGE 9 OF 71 PAGES

                                                                     EXHIBIT 1.1

                 Section 11.7   Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
                 Section 11.8   Attorneys' Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
                 Section 11.9   No Third Party Beneficiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
                 Section 11.10  Disclosure Schedules  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58





                                        iv                   PAGE 10 OF 71 PAGES

                                                                     EXHIBIT 1.1





                          AGREEMENT AND PLAN OF MERGER


         This Agreement and Plan of Merger (this "Agreement") dated as of July 22, 1996, by and among Seagull Energy Corporation, a Texas corporation ("Seagull"), GNR Merger Corporation, a New Jersey corporation and a wholly owned subsidiary of Seagull ("Merger Sub"), and Global Natural Resources Inc., a New Jersey corporation ("Global").

         WHEREAS, the respective Boards of Directors of Seagull, Merger Sub and Global deem it advisable and in the best interests of their respective stockholders that Merger Sub merge (the "Merger") with and into Global upon the terms and subject to the conditions set forth herein, and such Boards of Directors have approved the Merger; and

         WHEREAS, for federal income tax purposes, it is intended that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the "Code"); and

         WHEREAS, the Merger is intended to be treated as a "pooling of interests" (a "Pooling Transaction") in accordance with United States generally accepted accounting principles ("GAAP") and the rules, regulations and interpretations of the Securities and Exchange Commission (the "SEC");

         NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements contained herein, the parties hereto agree as follows:


                                   ARTICLE I

                                   THE MERGER



         Section 1.1 The Merger. Upon the terms and subject to the conditions hereof, at the Effective Time (as defined in Section 1.2 hereof), Merger Sub shall be merged with and into Global and the separate corporate existence of Merger Sub shall thereupon cease, and Global shall be the surviving corporation in the Merger (sometimes referred to herein as the "Surviving Corporation"). The Merger shall have the effects set forth in Section 14A:10-6 of the New Jersey Business Corporation Act (the "NJBCA"), including without limitation, the Surviving Corporation's succession to and assumption of all rights and obligations of Global.

         Section 1.2 Effective Time of the Merger. The Merger shall become effective (the "Effective Time") when a properly executed Certificate of Merger is duly filed with the Secretary of State of the State of New Jersey, which filing shall be made as soon as practicable after the satisfaction or waiver of the conditions set forth in Article VIII hereof.




                                                             PAGE 11 OF 71 PAGES

                                                                     EXHIBIT 1.1

         Section 1.3 Tax Treatment. It is intended that the Merger shall constitute a reorganization under section 368(a) of the Code.

         Section 1.4 Accounting Treatment. It is intended that the Merger shall be accounted for as a "pooling of interests" for financial accounting purposes.


                                   ARTICLE II

                           THE SURVIVING CORPORATION

         Section 2.1 Certificate of Incorporation. The Certificate of Incorporation of Global as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation at and after the Effective Time.

         Section 2.2 Bylaws. The Bylaws of Global as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation at and after the Effective Time, and thereafter may be amended in accordance with their terms and as provided by the Certificate of Incorporation of the Surviving Corporation and the NJBCA.

         Section 2.3  Directors and Officers.  At and after the Effective Time,
(a) the Board of Directors of the Surviving Corporation shall be comprised of the persons set forth on Schedule A and (b) the officers of Global immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in the case of both clause (a) and (b) until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and Bylaws.


                                  ARTICLE III

                              CONVERSION OF SHARES

         Section 3.1 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of Global's common stock, par value $1.00 per share (the "Global Common Stock"):

                 (a) Each share of Global Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into such number of shares of fully paid and nonassessable voting common stock, par value $0.10 per share, of Seagull ("Seagull Common Stock") equal to the Common Stock Exchange Ratio (as hereinafter defined). The "Common Stock Exchange Ratio" shall be determined as follows: (i) if the Seagull Transaction Value (as hereinafter defined) is equal to or greater than $27.50, then the Common Stock Exchange Ratio shall be equal to .72, if the Seagull Transaction Value is equal to or less than $22.50, then the Common Stock Exchange Ratio shall be equal to .88 and (iii) if the Seagull Transaction Value is less than $27.50 and greater than $22.50, the Common Stock Exchange Ratio shall be determined by linear interpolation between the Common Stock Exchange Ratios set forth in clauses (i) and (ii). The term "Seagull Transaction Value" shall mean the closing sales price of Seagull Common Stock, rounded to four decimal places,




                                      2                      PAGE 12 OF 71 PAGES

                                                                     EXHIBIT 1.1

as reported under "NYSE Composite Transaction Reports" in The Wall Street Journal for each of the first 20 consecutive Trading Days in the period commencing 25 Trading Days prior to the date of the Global Special Meeting (as hereinafter defined). For purposes of this Agreement, "Trading Day" shall mean a day on which the New York Stock Exchange (the "NYSE") is open for trading. All such Global Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and the holder of a certificate ("Common Stock Certificate") that, immediately prior to the Effective Time, represented outstanding shares of Global Common Stock shall cease to have any rights with respect thereto, except the right to receive, upon the surrender of such Common Stock Certificate, the Seagull Common Stock (the "Merger Consideration") to which such holder is entitled pursuant to this Section 3.1(a), without interest. Until surrendered as contemplated by this Section 3.1, each Common Stock Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration as contemplated by this Section
3.1. Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time the outstanding shares of Seagull Common Stock or Global Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Common Stock Exchange Ratio shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

                 (b) Each share of common stock, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one share of common stock of the Surviving Corporation.

                 (c) Each share of Seagull Common Stock, issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of Seagull Common Stock, and shall not be affected by the Merger.

                 (d) No dividends or other distributions declared or made after the Effective Time with a record date after the Effective Time shall be paid to the holder of any unsurrendered Common Stock Certificate with respect to the Merger Consideration represented thereby until the holder of record of such Common Stock Certificate shall surrender such Common Stock Certificate. Subject to the effect of applicable laws (including, without limitation, escheat and abandoned property laws), following surrender of any such Common Stock Certificate there shall be paid to the record holder of the certificate or certificates representing the Merger Consideration issued in exchange therefor, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such Merger Consideration, and (ii) if the payment date for any dividend or distribution payable with respect to such Merger Consideration has not occurred prior to the surrender of such Common Stock Certificate, at the appropriate payment date therefor, the amount of dividends or other distributions with a record date after the Effective Time but prior to the surrender of such Common Stock Certificate and a payment date subsequent to the surrender of such Common Stock Certificate.

                 (e) All Seagull Common Stock issued upon the surrender of Common Stock Certificates in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Common Stock Certificates and the Global Common Stock formerly represented thereby, and from and after the Effective Time there shall be no further





                                      3                      PAGE 13 OF 71 PAGES

                                                                     EXHIBIT 1.1

registration of transfers effected on the stock transfer books of the Surviving Corporation of shares of Global Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Common Stock Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article III.

         Section 3.2  Surrender and Payment.

                 (a) Prior to the Effective Time, Seagull shall appoint an agent reasonably acceptable to Global (the "Exchange Agent") for the purpose of exchanging Common Stock Certificates formerly representing Global Common Stock. At or prior to the Effective Time, Seagull shall deposit with the Exchange Agent for the benefit of the holders of Global Common Stock (other than Global, Seagull or any Subsidiary of Seagull), for exchange in accordance with this
Section 3.2 through the Exchange Agent, (i) as of the Effective Time, certificates representing the Merger Consideration to be issued pursuant to
Section 3.1(a) and (ii) from time to time as necessary, cash to be paid in lieu of fractional shares pursuant to Section 3.4 (such certificates for the Merger Consideration and such cash being hereinafter referred to as the "Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration and cash in exchange for surrendered Common Stock Certificates formerly representing Global Common Stock pursuant to
Section 3.1 out of the Exchange Fund. Except as contemplated by Section 3.2(f), the Exchange Fund shall not be used for any other purpose.

                 (b) Promptly after the Effective Time, but in any event not later than five business days thereafter, Seagull will send, or will cause the Exchange Agent to send, to each holder of a Common Stock Certificate or Certificates that immediately prior to the Effective Time represented outstanding Global Common Stock a letter of transmittal and instructions for use in effecting the exchange of such Common Stock Certificates for certificates representing the Merger Consideration and, if applicable, cash in lieu of a fractional share. Provision also shall be made for holders of Common Stock Certificates to procure in person immediately after the Effective Time a letter of transmittal and instructions and to deliver in person immediately after the Effective Time such letter of transmittal and Common Stock Certificates in exchange for the Merger Consideration and, if applicable, cash.

                 (c) After the Effective Time, Common Stock Certificates shall represent the right, upon surrender thereof to the Exchange Agent, together with a duly executed and properly completed letter of transmittal relating thereto, to receive in exchange therefor that number of whole shares of Seagull Common Stock, and, if applicable, cash that such holder has the right to receive pursuant to Sections 3.1 and 3.4 after giving effect to any required tax withholding, and the Common Stock Certificate or Certificates so surrendered shall be canceled. No interest will be paid or will accrue on any cash amount payable upon the surrender of any such Common Stock Certificates. Until so surrendered, each such Common Stock Certificate shall, after the Effective Time, represent for all purposes only the right to receive, upon such surrender, Seagull Common Stock and, if applicable, cash as contemplated by this Article III.

                 (d) If any shares of Seagull Common Stock are to be issued and/or cash to be paid to a Person other than the registered holder of the Common Stock Certificate or Certificates surrendered in exchange therefor, it shall be a condition to such issuance that the Common Stock Certificate or Certificates so surrendered shall be properly endorsed or otherwise be in proper form





                                      4                      PAGE 14 OF 71 PAGES

                                                                     EXHIBIT 1.1

for transfer and that the Person requesting such issuance shall pay to the Exchange Agent any transfer or other taxes required as a result of such issuance to a Person other than the registered holder or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. For purposes of this Agreement, "Person" means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a governmental or political subdivision or any agency or instrumentality thereof.

                 (e) After the Effective Time, the stock transfer books of Global shall be closed and there shall be no further registration of transfers of Global Common Stock outstanding prior to the Effective Time. If, at or after the Effective Time, Common Stock Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged as provided for, and in accordance with the procedures set forth, in this Article III.

                 (f) Any Merger Consideration and any cash in the Exchange Fund that remain unclaimed by the holders of Global Common Stock one year after the Effective Time shall be returned to Seagull, upon demand, and any such holder who has not exchanged such holder's Common Stock Certificates in accordance with this Section 3.2 prior to that time shall thereafter look only to Seagull, as general creditors thereof, to exchange such Common Stock Certificates or to pay amounts to which they are entitled pursuant to Section
3.1. If outstanding Common Stock Certificates are not surrendered prior to six years after the Effective Time (or, in any particular case, prior to such earlier date on which any Merger Consideration issuable in respect of such Common Stock Certificates or the dividends and other distributions, if any, described below would otherwise escheat to or become the property of any governmental unit or agency), the Merger Consideration issuable in respect of such Common Stock Certificates, and the amount of dividends and other distributions, if any, which have become payable and which thereafter become payable on the Merger Consideration evidenced by such Common Stock Certificates as provided herein shall, to the extent permitted by applicable law, become the property of Seagull, free and clear of all claims or interest of any Person previously entitled thereto. Notwithstanding the foregoing, none of Seagull, Global or the Surviving Corporation shall be liable to any holder of Common Stock Certificates for any amount paid, or Merger Consideration, cash or dividends delivered, to a public official pursuant to applicable abandoned property, escheat or similar laws.

                 (g) No dividends or other distributions on any Merger Consideration shall be paid to the holder of any unsurrendered Common Stock Certificates with respect to the Seagull Common Stock represented thereby until such Common Stock Certificates are surrendered as provided in this Section 3.2. Following such surrender, there shall be paid, without interest, to the Person in whose name the certificates representing the Merger Consideration issued in exchange therefor are registered, (i) promptly all dividends and other distributions paid in respect of such Merger Consideration with a record date on or after the Effective Time and theretofore paid, and (ii) at the appropriate date, all dividends or other distributions in respect of such Merger Consideration with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender.

                 (h) If any Common Stock Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Common Stock Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as Seagull may direct as indemnity against any claim that may





                                      5                      PAGE 15 OF 71 PAGES

                                                                     EXHIBIT 1.1

be made against it with respect to such Common Stock Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Common Stock Certificate the Merger Consideration and, if applicable, cash and unpaid dividends and other distributions on any Merger Consideration deliverable in respect thereof pursuant to this Agreement.

         Section 3.3  Global Stock Options.

                 (a) At the Effective Time, automatically and without any action on the part of the holder thereof, each outstanding employee or director stock option of Global outstanding at the Effective Time (the "Global Stock Options") shall be assumed by Seagull and become an option to purchase that number of shares of Seagull Common Stock obtained by multiplying the number of shares of Global Common Stock issuable upon the exercise of such option by the Common Stock Exchange Ratio at an exercise price per share equal to the per share exercise price of such option divided by the Common Stock Exchange Ratio and otherwise upon the same terms and conditions as such outstanding options to purchase Global Common Stock; provided, however, that in the case of any option to which Section 421 of the Code applies by reason of the qualifications under
Section 422 or 423 of such Code, the exercise price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall comply with Section 424(a) of the Code.

                 (b) At the Effective Time, subject to any requirements or restrictions necessary in order for the Merger to constitute a Pooling Transaction, automatically and without any action by any person, each outstanding Global Stock Option then held by an employee of Global or any of its Subsidiaries shall become immediately exercisable.

                 (c) Seagull shall take all corporate actions necessary to reserve for issuance a sufficient number of shares of Seagull Common Stock for delivery upon exercise of Global Stock Options assumed by Seagull pursuant to
Section 3.3(a) above.

                 (d) As promptly as practicable after the Effective Time, Seagull shall file a Registration Statement on Form S-8, as the case may be (or any successor or other appropriate forms) with respect to the shares of Seagull Common Stock subject to Global Stock Options and shall use all reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

                 (e) Except as provided herein or as otherwise agreed to by the parties, each of the Global stock option plans providing for the issuance or grant of options in respect to the stock of Global shall be assumed as of the Effective Time by Seagull with such amendments thereto as may be required to reflect the Merger.

                 (f) In connection with the submission of the Proxy Statement/Prospectus to its shareholders, Seagull shall seek such shareholder approval as may be necessary so that grants of options and issuances of securities pursuant to the exercise of such options under the Global stock option plans assumed by it hereunder, as amended, and all other Global stock option plans as in effect on the date hereof shall qualify for the exemption for such issuances provided by Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act").





                                      6                      PAGE 16 OF 71 PAGES

                                                                     EXHIBIT 1.1

         Section 3.4 No Fractional Shares. No fractional shares of Seagull Common Stock shall be issued in the Merger and fractional share interests shall not entitle the owner thereof to vote or to any rights of a shareholder of Seagull. All holders of fractional shares of Seagull Common Stock shall be entitled to receive, in lieu thereof, an amount in cash determined by multiplying the fraction of a share of Seagull Common Stock to which such holder would otherwise have been entitled by the Closing Sales Price of Seagull Common Stock on the NYSE. For purposes of this Agreement, (i) "Closing Sales Price" shall mean the average of the closing sales price of Seagull Common Stock, rounded to four decimal places, as reported under "NYSE Composite Transaction Reports" in The Wall Street Journal for each of the first 20 consecutive Trading Days in the period commencing 25 Trading Days prior to the Effective Time.

         Section 3.5 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at a location mutually acceptable to Global and Seagull, at 10:00 a.m., local time, on the day (the "Closing Date") on which all of the conditions set forth in Article VIII hereof are satisfied or waived, or at such other date and time as Seagull and Global shall agree in writing.


                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF GLOBAL

                 Global represents and warrants to Seagull and Merger Sub as follows:

         Section 4.1  Organization and Qualification.

                 (a) Global is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey, is duly qualified to do business as a foreign corporation and is in good standing in the jurisdictions set forth in Section 4.1(a) of the disclosure letter delivered to Seagull and Merger Sub contemporaneously with the execution hereof (the "Global Disclosure Schedule"), which include each jurisdiction in which the character of Global's properties or the nature of its business makes such qualification necessary, except in jurisdictions, if any, where the failure to be so qualified would not result in a Global Material Adverse Effect (as defined below). Global has all requisite corporate or other power and authority to own, use or lease its properties and to carry on its business as it is now being conducted and as it is now proposed to be conducted. Global has made available to Seagull and Merger Sub a complete and correct copy of its certificate of incorporation and bylaws, each as amended to date, and Global's certificate of incorporation and bylaws as so delivered are in full force and effect. Global is not in default in any respect in the performance, observation or fulfillment of any provision of its certificate of incorporation or bylaws.

                 (b) Section 4.1(b) of the Global Disclosure Schedule lists the name and jurisdiction of organization of each Subsidiary of Global and the jurisdictions in which each such Subsidiary is qualified or holds licenses to do business as a foreign corporation or other organization as of the date hereof. Each of Global's Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, is duly qualified to do business as a





                                      7                      PAGE 17 OF 71 PAGES

                                                                     EXHIBIT 1.1

foreign corporation and is in good standing in the jurisdictions listed in
Section 4.1(b) of the Global Disclosure Schedule, which includes each jurisdiction in which the character of such Subsidiary's properties or the nature of its business makes such qualification necessary, except in jurisdictions, if any, where the failure to be so qualified would not result in a Global Material Adverse Effect. Each of Global's Subsidiaries has the requisite corporate or other power and authority to own, use or lease its properties and to carry on its business as it is now being conducted and as it is now proposed to be conducted. Global has made available to Seagull and Merger Sub a complete and correct copy of the certificate of incorporation and bylaws (or similar organizational documents) of each of Global's Subsidiaries, each as amended to date, and the certificate of incorporation and bylaws (or similar charter documents) as so delivered are in full force and effect. No Subsidiary of Global is in default in any respect in the performance, observation or fulfillment of any provision of its articles of incorporation or bylaws (or similar organizational documents). Other than Global's Subsidiaries, Global does not beneficially own or control, directly or indirectly, 5% or more of any class of equity or similar securities of any corporation or other organization, whether incorporated or unincorporated.

                 (c) For purposes of this Agreement, (i) a "Global Material Adverse Effect" shall mean any event, circumstance, condition, development or occurrence causing, resulting in or having (or with the passage of time likely to cause, result in or have) a material adverse effect on the financial condition, business, assets, properties, prospects or results of operations of Global and its Subsidiaries taken as a whole; provided, that such term shall not include effects that are not applicable primarily to Global resulting from market conditions generally in the oil and gas industry; and (ii) "Subsidiary" shall mean, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (x) at least a majority of the securities or other interests having by their terms voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly beneficially owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries, or (y) such party or any Subsidiary of such party is a general partner of a partnership or a manager of a limited liability company.

         Section 4.2  Capitalization.

                 (a) The authorized capital stock of Global consists of 100,000,000 shares of Global Common Stock and 750,000 shares of preferred stock, par value $1.00 per share, all of which have been designated as Series B Junior Preferred Stock. As of June 30, 1996, (i) 29,766,500 shares of Global Common Stock were issued and outstanding, (ii) no shares of preferred stock were issued and outstanding, and (iii) stock options to acquire 1,564,850 shares of Global Common Stock were outstanding under all stock option plans and agreements of Global. All of the outstanding shares of Global Common Stock are validly issued, fully paid and nonassessable, and free of preemptive rights. Except as set forth above and the Rights Agreement dated as of October 5, 1988 between Global and Registrar and Transfer Company (as amended, the "Global Rights Plan"), there are no outstanding subscriptions, options, rights, warrants, convertible securities, stock appreciation rights, phantom equity, or other agreements or commitments obligating Global to issue, transfer, sell, redeem, repurchase or otherwise acquire any shares of its capital stock of any class. Except for any amendments filed with the Global SEC Reports (as defined below), the Global Rights Plan has not been amended except to provide that the Global Rights Plan is inapplicable to the execution and delivery of this Agreement and the transactions contemplated hereby (including the Voting





                                      8                      PAGE 18 OF 71 PAGES

                                                                     EXHIBIT 1.1

Agreement referred to below) and any other agreement executed and delivered in connection herewith. No "Distribution Date" has occurred within the meaning of the Global Rights Plan, and the consummation of the transactions contemplated hereby will not result in the occurrence of a Distribution Date. Global has taken all action required to render the Global Rights Plan (and the "Rights" thereunder) inapplicable to this Agreement and the transactions contemplated hereby (including without limitation the execution, delivery or performance of that certain Voting Agreement (the "Voting Agreement") dated of even date herewith between Seagull and The Prudential Life Insurance Company of America (the "Stockholder") and any other agreement executed and delivered in connection herewith).

                 (b) Except as set forth on Schedule 4.2(b), Global is, directly or indirectly, the record and beneficial owner of all of the outstanding shares of capital stock of each Global Subsidiary, there are no irrevocable proxies with respect to any such shares, and no equity securities of any Global Subsidiary are or may become required to be issued by reason of any options, warrants, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable or exercisable for, shares of any capital stock of any Global Subsidiary, and there are no contracts, commitments, understandings or arrangements by which Global or any Global Subsidiary is or may be bound to issue additional shares of capital stock of any Global Subsidiary or securities convertible into or exchangeable or exercisable for any such shares. All of such shares so owned by Global are validly issued, fully paid and nonassessable and are owned by it free and clear of all Liens (as hereinafter defined).

         Section 4.3 Authority. Global has full corporate power and authority to execute and deliver this Agreement and the other agreements contemplated hereby (the "Ancillary Agreements") to which Global is or will be a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Ancillary Agreements to which Global is or will be a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by Global's Board of Directors, and no other corporate proceedings on the part of Global are necessary to authorize this Agreement and the Ancillary Agreements to which Global is or will be a party or to consummate the transactions contemplated hereby or thereby, other than the approval of this Agreement and the Merger by its stockholders as contemplated by Section 7.13 hereof. This Agreement has been, and the Ancillary Agreements to which Global is or will be a party are, or upon execution will be, duly and validly executed and delivered by Global and, assuming the due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, constitutes, or upon execution will constitute, valid and binding obligations of Global enforceable against Global in accordance with their respective terms, except as such enforceability may be subject to the effects of bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting the rights of creditors and of general principles of equity (the "Enforceability Exception").

         Section 4.4 Consents and Approvals; No Violation. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the performance by Global of its obligations hereunder will not:

                 (a) subject to the obtaining of any requisite approvals of Global's stockholders as contemplated by Section 7.13 hereof, conflict with any provision of Global's certificate of





                                      9                      PAGE 19 OF 71 PAGES

                                                                     EXHIBIT 1.1

incorporation or bylaws or the certificates of incorporation or bylaws (or other similar organizational documents) of any of its Subsidiaries;

                 (b) require any consent, waiver, approval, order, authorization or permit of, or registration, filing with or notification to,
(i) any governmental or regulatory authority or agency (a "Governmental Authority"), except for applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the Securities Act of 1933, as amended (the "Securities Act"), the Exchange Act, state laws relating to takeovers, if applicable, state securities or blue sky laws and Customary Post-Closing Consents (as defined in Section 4.18) or (ii) except as set forth in Section 4.4(b) of the Global Disclosure Schedule, any third party other than a Governmental Authority, other than such non-Governmental Authority third party consents, waivers, approvals, orders, authorizations and permits that would (i) result in a Global Material Adverse Effect, (ii) materially impair the ability of Global or any of its Subsidiaries, as the case may be, to perform its obligations under this Agreement or any Ancillary Agreement or
(iii) prevent the consummation of any of the transactions contemplated by this Agreement;

                 (c) except as set forth in Section 4.4(c) of the Global Disclosure Schedule, result in any violation of or the breach of or constitute a default (with notice or lapse of time or both) under, or give rise to any right of termination, cancellation or acceleration or guaranteed payments or a loss of a material benefit under, any of the terms, conditions or provisions of any note, lease, mortgage, license, agreement or other instrument or obligation to which Global or any of its Subsidiaries is a party or by which Global or any of its Subsidiaries or any of their respective properties or assets may be bound, except for such violations, breaches, defaults, or rights of termination, cancellation or acceleration, or losses as to which requisite waivers or consents have been obtained or which, individually or in the aggregate, would not (i) result in a Global Material Adverse Effect, (ii) materially impair the ability of Global or any of its Subsidiaries to perform its obligations under this Agreement or any Ancillary Agreement or (iii) prevent the consummation of any of the transactions contemplated by this Agreement;

                 (d) violate the provisions of any order, writ, injunction, judgment, decree, statute, rule or regulation applicable to Global or any Subsidiary of Global;

                 (e) result in the creation of any Lien upon any shares of capital stock, properties or assets of Global or any of its Subsidiaries under any agreement or instrument to which Global or any of its Subsidiaries is a party or by which Global or any of its Subsidiaries or any of their properties or assets is bound; or

                 (f) result in any holder of any securities of Global being entitled to appraisal, dissenters' or similar rights.

         Section 4.5 Global SEC Reports. Global has filed with the SEC, and has heretofore made available to Seagull and Merger Sub true and complete copies of, each form, registration statement, report, schedule, proxy or information statement and other document (including exhibits and amendments thereto), including without limitation its Annual Reports to Stockholders incorporated by reference in certain of such reports, required to be filed with the SEC since December 31, 1992 under the Securities Act or the Exchange Act (collectively, the "Global SEC Reports"). As of the respective dates such Global SEC Reports were filed or, if any such Global SEC Reports were





                                     10                      PAGE 20 OF 71 PAGES

                                                                     EXHIBIT 1.1

amended, as of the date such amendment was filed, each of the Global SEC Reports, including without limitation any financial statements or schedules included therein, (a) complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and (b) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         Section 4.6 Financial Statements. Each of the audited consolidated financial statements and unaudited consolidated interim financial statements of Global (including any related notes and schedules) included (or incorporated by reference) in its Annual Reports on Form 10-K for each of the three fiscal years ended December 31, 1993, 1994 and 1995 and its Quarterly Report on Form 10-Q for its fiscal quarter ended March 31, 1996 (collectively, the "Financial Statements") have been prepared from, and are in accordance with, the books and records of Global and its consolidated Subsidiaries, comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis (except as may be indicated in the notes thereto and subject, in the case of quarterly financial statements, to normal and recurring year-end adjustments) and fairly present, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Global and its Subsidiaries as of the date thereof and the consolidated results of operations and cash flows (and changes in financial position, if any) of Global and its Subsidiaries for the periods presented therein (subject to normal year-end adjustments and the absence of financial footnotes in the case of any unaudited interim financial statements).

         Section 4.7 Absence of Undisclosed Liabilities. Except (a) as specifically disclosed in the Global SEC Reports and (b) for liabilities and obligations incurred in the ordinary course of business and consistent with past practice since December 31, 1995, neither Global nor any of its Subsidiaries has incurred any liabilities or obligations of any nature (contingent or otherwise) that would have a Global Material Adverse Effect or would be required by GAAP to be reflected on a consolidated balance sheet of Global and its Subsidiaries or the notes thereto which is not so reflected.

         Section 4.8 Absence of Certain Changes. Except as disclosed in the Global SEC Reports or as contemplated by this Agreement, since December 31, 1995 (a) Global and its Subsidiaries have conducted their business in all material respects in the ordinary course consistent with past practices, (b) there has not been any change or development, or combination of changes or developments that, individually or in the aggregate, would have a Global Material Adverse Effect, (c) there has not been any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of Global, or any repurchase, redemption or other acquisition by Global or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, Global or any of its Subsidiaries, (d) there has not been any amendment of any term of any outstanding security of Global or any of its Subsidiaries, and (e) there has not been any change in any method of accounting or accounting practice by Global or any of its Subsidiaries, except for any such change required by reason of a concurrent change in generally accepted accounting principles or to conform a Subsidiary's accounting policies and practices to those of Global.





                                     11                      PAGE 21 OF 71 PAGES

                                                                     EXHIBIT 1.1

         Section 4.9 Taxes. Except as otherwise disclosed in Section 4.9 of the Global Disclosure Schedule (and for matters that would have no adverse effect on Global):

                 (a) Global and each of its Subsidiaries have timely filed (or have had timely filed on their behalf) or will file or cause to be timely filed, all material Tax Returns (as defined below) required by applicable law to be filed by any of them prior to or as of the Closing Date. All such Tax Returns and amendments thereto are or will be true, complete and correct in all material respects.

                 (b) Global and each of its Subsidiaries have paid (or have had paid on their behalf), or where payment is not yet due, have established (or have had established on their behalf and for their sole benefit and recourse), or will establish or cause to be established on or before the Closing Date, an adequate accrual for the payment of all material Taxes (as defined below) due with respect to any period ending prior to or as of the Closing Date.

                 (c) No Audit (as defined below) by a Tax Authority (as defined below) is pending or threatened with respect to any Tax Returns filed by, or Taxes due from, Global or any Subsidiary. No issue has been raised by any Tax Authority in any Audit of Global or any of its Subsidiaries that if raised with respect to any other period not so audited could be expected to result in a material proposed deficiency for any period not so audited. No material deficiency or adjustment for any Taxes has been threatened, proposed, asserted or assessed against Global or any of its Subsidiaries. There are no liens for Taxes upon the assets of Global or any of its Subsidiaries, except liens for current Taxes not yet delinquent.

                 (d) Neither Global nor any of its Subsidiaries has given or been requested to give any waiver of statutes of limitations relating to the payment of Taxes or have executed powers of attorney with respect to Tax matters, which will be outstanding as of the Closing Date.

                 (e) Prior to the date hereof, Global and its Subsidiaries have disclosed, and provided or made available true and complete copies to Seagull of, all material Tax sharing, Tax indemnity, or similar agreements to which Global or any of its Subsidiaries are a party to, is bound by, or has any obligation or liability for Taxes.

                 (f) As used in this Agreement, (i) "Audit" shall mean any audit, assessment of Taxes, other examination by any Tax Authority, proceeding or appeal of such proceeding relating to Taxes; (ii) "Taxes" shall mean all Federal, state, local and foreign taxes, and other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto; (iii) "Tax Authority" shall mean the Internal Revenue Service and any other domestic or foreign Governmental Authority responsible for the administration of any Taxes; and (iv) "Tax Returns" shall mean all Federal, state, local and foreign tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax Return relating to Taxes.

         Section 4.10 Litigation. Except as disclosed in the Global SEC Reports or Section 4.10 of the Global Disclosure Schedule, there is no suit, claim, action, proceeding or investigation pending or, to Global's knowledge, threatened against or directly affecting Global, any Subsidiaries of Global or any of the directors or officers of Global or any of its Subsidiaries in their capacity as





                                     12                      PAGE 22 OF 71 PAGES

                                                                     EXHIBIT 1.1

such, nor is there any reasonable basis therefor that could reasonably be expected to have a Global Material Adverse Effect, if adversely determined. Neither Global nor any of its Subsidiaries, nor any officer, director or employee of Global or any of its Subsidiaries, has been permanently or temporarily enjoined by any order, judgment or decree of any court or any other Governmental Authority from engaging in or continuing any conduct or practice in connection with the business, assets or properties of Global or such Subsidiary nor, to the knowledge of Global, is Global, any Subsidiary or any officer, director or employee of Global or its Subsidiaries under investigation by any Governmental Authority. Except as disclosed in the Global SEC Reports or Section 4.10 of the Global Disclosure Schedule, there is not in existence any order, judgment or decree of any court or other tribunal or other agency enjoining or requiring Global or any of its Subsidiaries to take any action of any kind with respect to its business, assets or properties. Notwithstanding the foregoing, no representation or warranty in this Section 4.10 is made with respect to Environmental Laws, which are covered exclusively by the provisions set forth in Section 4.12.

         Section 4.11  Employee Benefit Plans; ERISA.

                 (a) Section 4.11(a) of the Global Disclosure Schedule contains a true and complete list of the employee benefit plans or arrangements of any type (including but not limited to plans described in section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), sponsored, maintained or contributed to by Global or any trade or business, whether or not incorporated, which together with Global would be deemed a "single employer" within the meaning of Section 414(b), (c) or (m) of the Code or section 4001(b)(1) of ERISA (an "Global ERISA Affiliate") within six years prior to the Effective Time, which provide benefits to Global's employees ("Global Benefit Plans").

                 (b) With respect to each Global Benefit Plan: (i) if intended to qualify under section 401(a) or 401(k) of the Code, such plan satisfies the requirements of such sections, has received a favorable determination letter from the Internal Revenue Service with respect to its qualification, and its related trust has been determined to be exempt from tax under section 501(a) of the Code and, to the knowledge of Global, nothing has occurred since the date of such letter to adversely affect such qualification or exemption; (ii) each such plan has been administered in substantial compliance with its terms and applicable law; (iii)neither Global nor any Global ERISA Affiliate has engaged in, and Global and each Global ERISA Affiliate do not have any knowledge of any person that has engaged in, any transaction or acted or failed to act in any manner that would subject Global or any Global ERISA Affiliate to any liability for a breach of fiduciary duty under ERISA that could reasonably be expected to result in a Global Material Adverse Effect; (iv) no disputes are pending or, to the knowledge of Global or any Global ERISA Affiliate, threatened; (v) neither Global nor any Global ERISA Affiliate has engaged in, and Global and each Global ERISA Affiliate do not have any knowledge of any person that has engaged in, any transaction in violation of Section 406(a) or (b) of ERISA for which no exemption exists under
Section 4975(c)(1) of the Code or Section 4975(d) of the Code that could reasonably be expected to result in a Global Material Adverse Effect; (vi) there have been no "reportable events" within the meaning of Section 4043 of ERISA for which the 30 day notice requirement of ERISA has not been waived by the Pension Benefit Guaranty Corporation (the "PBGC"); (vii) all contributions due have been made on a timely basis (within, where applicable, the time limit established under section 302 of ERISA or Code section 412); (viii) no notice of intent to terminate such plan has been given under section 4041 of ERISA and no proceeding has been instituted under section 4042 of ERISA to terminate





                                     13                      PAGE 23 OF 71 PAGES

                                                                     EXHIBIT 1.1

such plan; and (ix) except for defined benefit plans, such plan may be terminated on a prospective basis without any continuing liability for benefits other than benefits accrued to the date of such termination. All contributions made or required to be made under any Global Benefit Plan meet the requirements for deductibility under the Code, and all contributions which are required and which have not been made have been properly recorded on the books of Global or a Global ERISA Affiliate.

                 (c) No Global Benefit Plan is a "multiemployer plan" (as defined in section 4001(a)(3) of ERISA) or a "multiple employer plan" (within the meaning of section 413(c) of the Code). No event has occurred with respect to Global or a Global ERISA Affiliate in connection with which Global could be subject to any liability, lien or encumbrance with respect to any Global Benefit Plan or any employee benefit plan described in section 3(3) of ERISA maintained, sponsored or contributed to by a Global ERISA Affiliate under ERISA or the Code.

                 (d) Except as set forth in Section 4.11(d) of the Global Disclosure Schedule, no employees of Global or any of its Subsidiaries are covered by any severance plan or similar arrangement.

         Section 4.12  Environmental Liability.  Except as set forth in Section
4.12 of the Global Disclosure Schedule:

                 (a) The businesses of Global and its Subsidiaries have been and are operated in material compliance with all federal, state and local environmental protection, health and safety or similar laws, statutes, ordinances, restrictions, licenses, rules, regulations, permit conditions and legal requirements, including without limitation the Federal Clean Water Act, Safe Drinking Water Act, Resource Conservation & Recovery Act, Clean Air Act, Comprehensive Environmental Response, Compensation and Liability Act, and Emergency Planning and Community Right to Know, each as amended and currently in effect (together, "Environmental Laws").

                 (b) Neither Global nor any of its Subsidiaries has caused or allowed the generation, treatment, manufacture, processing, distribution, use, storage, discharge, release, disposal, transport or handling of any chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum, petroleum products or any substance regulated under any Environmental Law ("Hazardous Substances") at any of its properties or facilities, except in material compliance with all Environmental Laws, and, to Global's knowledge, no generation, manufacture, processing, distribution, use, treatment, handling, storage, discharge, release, disposal, transport or handling of any Hazardous Substances has occurred at any property or facility owned, leased or operated by Global or any of its Subsidiaries except in material compliance with all Environmental Laws.

                 (c) Neither Global nor any of its Subsidiaries has received any written notice from any Governmental Authority or, to the knowledge of Global, any other communication alleging or concerning any material violation by Global or any of its Subsidiaries of, or responsibility or liability of Global or any of its Subsidiaries under, any Environmental Law. There are no pending, or to the knowledge of Global, threatened, claims, suits, actions, proceedings or investigations with respect to the businesses or operations of Global or any of its Subsidiaries alleging or concerning any material violation of or responsibility or liability under any Environmental Law that, if adversely determined, could reasonably be expected to have a Global Material Adverse Effect, nor does Global





                                     14                      PAGE 24 OF 71 PAGES

                                                                     EXHIBIT 1.1

have any knowledge of any fact or condition that could give rise to such a claim, suit, action, proceeding or investigation.

                 (d) Global and its Subsidiaries are in possession of all material approvals, permits, licenses, registrations and similar type authorizations from all Governmental Authorities under all Environmental Laws with respect to the operation of the businesses of Global and its Subsidiaries; there are no pending or, to the knowledge of Global, threatened, actions, proceedings or investigations seeking to modify, revoke or deny renewal of any of such approvals, permits, licenses, registrations and authorizations; and Global does not have knowledge of any fact or condition that is reasonably likely to give rise to any action, proceeding or investigation to modify, revoke or deny renewal of any of such approvals, permits, licenses, registrations and authorizations.

                 (e) Without in any way limiting the generality of the foregoing, (i) all off-site locations where Global or any of its Subsidiaries has transported, released, discharged, stored, disposed or arranged for the disposal of pollutants, contaminants, hazardous wastes or toxic substances required by law to be disposed at a licensed disposal site are identified in
Section 4.12 of the Global Disclosure Schedule, (ii) to Global's knowledge, all underground storage tanks, and the operating status, capacity and contents of such tanks, located on any property owned, leased or operated by Global or any of its Subsidiaries are identified in Section 4.12 of the Global Disclosure Schedule, (iii) to the knowledge of Global, there is no asbestos contained in or forming part of any building, building component, structure or office space owned or leased by Global, and (iv) no polychlorinated biphenyls ("PCBs") or PCB-containing items are used or stored at any property owned, leased or operated by Global or any of its Subsidiaries.

         Section 4.13 Compliance with Applicable Laws. Global and each of its Subsidiaries hold all material approvals, licenses, permits, registrations and similar type authorizations necessary for the lawful conduct of its respective businesses, as now conducted, and such businesses are not being, and neither Global nor any of its Subsidiaries has received any notice from any Governmental Authority or person that any such business has been or is being conducted in violation of any law, ordinance or regulation, including without limitation any law, ordinance or regulation relating to occupational health and safety, except for possible violations which either individually or in the aggregate have not resulted and would not result in a Global Material Adverse Effect; provided, however, notwithstanding the foregoing, no representation or warranty in this Section 4.13 is made with respect to Environmental Laws, which are covered exclusively by the provisions set forth in Section 4.12.

         Section 4.14 Insurance. Section 4.14 of the Global Disclosure Schedule lists each of the insurance policies relating to Global or its Subsidiaries which are currently in effect. Global has provided Seagull with a true, complete and correct copy of each such policy or the binder therefor. With respect to each such insurance policy or binder none of Global, any of its Subsidiaries or any other party to the policy is in breach or default thereunder (including with respect to the payment of premiums or the giving of notices), and Global does not know of any occurrence or any event which (with notice or the lapse of time or both) would constitute such a breach or default or permit termination, modification or acceleration under the policy, except for such breaches or defaults which, individually or in the aggregate, would not result in a Global Material Adverse Effect. Section 4.14 of the Global Disclosure Schedule describes any self-insurance arrangements affecting Global or its Subsidiaries. The insurance policies listed in Section 4.14 of the Global Disclosure





                                     15                      PAGE 25 OF 71 PAGES

                                                                     EXHIBIT 1.1

Schedule include all policies which are required in connection with the operation of the businesses of Global and its Subsidiaries as currently conducted by applicable laws and all agreements relating to Global and its Subsidiaries.

         Section 4.15  Labor Matters; Employees.

                 (a) Except as set forth in Section 4.15 of the Global Disclosure Schedule, (i) there is no labor strike, dispute, slowdown, work stoppage or lockout actually pending or, to the knowledge of Global, threatened against or affecting Global or any of its Subsidiaries and, during the past five years, there has not been any such action, (ii) none of Global or any of its Subsidiaries is a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Global or any of its Subsidiaries, (iii) none of the employees of Global or any of its Subsidiaries are represented by any labor organization and none of Global or any of its Subsidiaries have any knowledge of any current union organizing activities among the employees of Global or any of its Subsidiaries nor does any question concerning representation exist concerning such employees, (iv) Global and its Subsidiaries have each at all times been in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, and are not engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable law, ordinance or regulation, (v) there is no unfair labor practice charge or complaint against any of Global or any of its Subsidiaries pending or, to the knowledge of Global, threatened before the National Labor Relations Board or any similar state or foreign agency, (vi) there is no grievance or arbitration proceeding arising out of any collective bargaining agreement or other grievance procedure relating to Global or any of its Subsidiaries, and (vii) neither the Occupational Safety and Health Administration nor any corresponding state agency has threatened to file any citation, and there are no pending citations, relating to Global or any of its Subsidiaries.

                 (b) Since the enactment of the Worker Adjustment and Retraining Notification Act of 1988 ("WARN Act"), none of Global or any of its Subsidiaries has effectuated (i) a "plant closing" (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any of Global or any of its Subsidiaries, or (ii) a "mass layoff" (as defined in the WARN Act) affecting any site of employment or facility of Global or any of its Subsidiaries, nor has Global or any of its Subsidiaries been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law, in each case that could reasonably be expected to have a Global Material Adverse Effect.

         Section 4.16  Reserve Reports.

                 (a) All information supplied to Netherland, Sewell & Associates, Inc. and Ryder Scott Company Petroleum Engineers by or on behalf of Global and its Subsidiaries that was material to each such firm's estimates of proved oil and gas reserves attributable to the Oil and Gas Interests (as hereinafter defined) of Global and its Subsidiaries in connection with the preparation of the proved oil and gas reserve reports concerning the Oil and Gas Interests of Global and its Subsidiaries as of December 31, 1995 and prepared by Netherland, Sewell & Associates, Inc. and Ryder Scott Company Petroleum Engineers, respectively (such reserve reports, together with the reserve report





                                     16                      PAGE 26 OF 71 PAGES

                                                                     EXHIBIT 1.1

concerning the Indonesian properties of Global and its Subsidiaries as of December 31, 1995, the "Global Reserve Report") was (at the time supplied or as modified or amended prior to the issuance of the Global Reserve Report) true and correct in all material respects and Global has no knowledge of any material errors in such information that existed at the time of such issuance. For purposes of this Agreement "Oil and Gas Interests" means direct and indirect interests in and rights with respect to oil, gas, mineral, and related properties and assets of any kind and nature, direct or indirect, including working, leasehold and mineral interests and operating rights and royalties, overriding royalties, production payments, net profit interests and other nonworking interests and nonoperating interests; all interests in rights with respect to oil, condensate, gas, casinghead gas and other liquid or gaseous hydrocarbons (collectively, "Hydrocarbons") and other minerals or revenues therefrom, all contracts in connection therewith and claims and rights thereto (including all oil and gas leases, operating agreements, unitization and pooling agreements and orders, division orders, transfer orders, mineral deeds, royalty deeds, oil and gas sales, exchange and processing contracts and agreements, and in each case, interests thereunder), surface interests, fee interests, reversionary interests, reservations, and concessions; all easements, rights of way, licenses, permits, leases, and other interests associated with, appurtenant to, or necessary for the operation of any of the foregoing; and all interests in equipment and machinery (including wells, well equipment and machinery), oil and gas production, gathering, transmission, treating, processing, and storage facilities (including tanks, tank batteries, pipelines, and gathering systems), pumps, water plants, electric plants, gasoline and gas processing plants, refineries, and other tangible personal property and fixtures associated with, appurtenant to, or necessary for the operation of any of the foregoing. Except for changes (including changes in commodity prices) generally affecting the oil and gas industry, there has been no change in respect of the matters addressed in the Global Reserve Report that would have a Global Material Adverse Effect.

                 (b)  Set forth in Section 4.16(b) of the Global Disclosure
Schedule is a list of all material Oil and Gas Interests that were included in the Global Reserve Report that have been disposed of prior to the date of this Agreement.

         Section 4.17 Oil and Gas Reserves; Equipment. Except as otherwise set forth in Section 4.17 of the Global Disclosure Schedule:

                 (a) None of the wells included in the Oil and Gas Interests of Global and its Subsidiaries has been overproduced, except where such overproduction individually, or in the aggregate with all other such overproduction, would not have a Global Material Adverse Effect;

                 (b) There have been no material changes proposed in the production allowables for any wells included in the Oil and Gas Interests of Global and its Subsidiaries;

                 (c) All wells included in the Oil and Gas Interests of Global and its Subsidiaries have been drilled and (if completed) completed, operated, and produced in accordance with good oil and gas field practices and in compliance in all respects with applicable oil and gas leases and applicable laws, rules, and regulations, except where any failure or violation would not have a Global Material Adverse Effect;

                 (d) Except as set forth in Section 4.17(d) of the Global Disclosure Schedule, there are no wells included in the Oil and Gas Interests of Global and its Subsidiaries that:





                                     17                      PAGE 27 OF 71 PAGES

                                                                     EXHIBIT 1.1



                          (i) Global or any of its Subsidiaries is currently obligated by law or contract to plug and abandon or will be obligated by law or contract to plug and abandon with the lapse of time or notice or both because the well is not currently capable of producing in commercial quantities, except for such wells that will not individually, or in the aggregate with all other such wells, result in Global and its Subsidiaries incurring plugging and abandonment costs (net of salvage value) in an amount in excess of $500,000;

                          (ii) are subject to exceptions to a requirement to plug and abandon issued by a Governmental Authority having jurisdiction over the wells; or

                          (iii) have been plugged and abandoned but have not been plugged or reclaimed in accordance with all applicable requirements of each Governmental Authority having jurisdiction over such wells;

                 (e) Proceeds from the sale of Hydrocarbons produced from the Oil and Gas Interests of Global and its Subsidiaries are being received by Global and its Subsidiaries in a timely manner and are not being held by third parties in suspense for any reason (except for amounts, individually or in the aggregate, not in excess of $500,000 and held in suspense in the ordinary course of business);

                 (f) No person has any call on, option to purchase, or similar rights with respect to the production of Hydrocarbons attributable to the Oil and Gas Interests of Global and its Subsidiaries, except where any call, option or similar right would not have a Global Material Adverse Effect and except for any such call, option or similar right at market prices, and upon consummation of the transactions contemplated by this Agreement, Global or its Subsidiaries will have the right to market production from the Oil and Gas Interests of Global and its Subsidiaries on terms no less favorable than the terms upon which such production is currently being marketed;

                 (g) Except for gas imbalances between Global or any of its Subsidiaries and any third party working interest owners or pipelines relative to the Oil and Gas Interests of Global or any of its Subsidiaries, which are described in Section 4.17(g) of the Global Disclosure Schedule, neither Global nor any of its Subsidiaries is obligated by any gas prepayment arrangement or by any "take-or-pay" requirement to deliver any gas at a future time without then or thereafter receiving payment therefor; and

                 (h) To the knowledge of Global, all equipment and machinery currently in use and material to the operation of the Oil and Gas Interests of Global or any of its Subsidiaries as conducted prior to the date hereof are in reasonable working condition, ordinary wear and tear excepted.

         Section 4.18  Title to Oil and Gas Interests.

                 (a) Except as set forth in Section 4.18 of the Global Disclosure Schedule, Global or its Subsidiaries has defensible title to all of the Oil and Gas Interests classified as proved developed producing, proved developed nonproducing and proved undeveloped in the Global Reserve Report





                                     18                      PAGE 28 OF 71 PAGES

                                                                     EXHIBIT 1.1

(each, a "Global Classified Property") except to the extent that such interests have thereafter been disposed of in the ordinary course of business consistent with past practice. For the purposes of this Agreement, "defensible title" means, with respect to any Global Classified Property, such record and beneficial title that (x) entitles the party named to receive, from its ownership of such interest, a percentage of all Hydrocarbons produced, saved, and marketed from each well or property included in the Oil and Gas Interests of Global and its Subsidiaries, not less than the net revenue interest set forth in the Global Reserve Report for such well or property, without reduction, suspension, or termination for the productive life of such well or property, except as a result of elections not to participate in an operation under an applicable operating, unit or other agreement, or readjustments of interest provided for under the terms of the applicable operating, unit or other agreement, in each case, after the date hereof; (y) obligates the party named to bear a percentage of the costs and expenses relating to operations on, and the maintenance and production of, such well or property, not greater than the working or operating interest set forth in the Global Reserve Report without increase for the productive life of such well or property, except as a result of an election of other parties not to participate in an operation under an applicable operating, unit or other agreement, contribution requirements with respect to defaulting co-owners, or readjustments of interest provided for under the terms of the applicable operating or unit agreement, in each case, after the date hereof; and (z) is free and clear of any liens, mortgages, pledges, security interests, encumbrances, claims or charges of any kind (collectively, "Liens") except the Global Permitted Encumbrances. For the purposes of this Agreement, "Global Permitted Encumbrances" means (i) royalties, overriding royalties, reversionary interests and similar burdens if the cumulative effect of such burdens does not and will not reduce the net revenue interest with respect to a well or property below the net revenue interest shown therefor in the Global Reserve Report or increase the working interest with respect to such well or property above the working interest shown therefor in the Global Reserve Report; (ii) the terms and conditions of all leases, servitudes, production sales contracts, division orders, contracts for sale, purchase, exchange, refining or processing of Hydrocarbons, unitization and pooling designations, declarations, orders and agreements, operating agreements, agreements of development, area of mutual interest agreements, farmout agreements, gas balancing or deferred production agreements, processing agreements, plant agreements, pipeline, gathering and transportation agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or geophysical permits or agreements, and other agreements including, without limitation, the terms and conditions of any and all contracts and agreements set forth in the Global Reserve Report covering production sales contracts and all other contracts and agreements disclosed in such Disclosure Schedule, to the extent that such contracts and agreements do not and will not reduce the net revenue interest of any well or property included in the Oil and Gas Interests of Global or any of its Subsidiaries below the net revenue interest shown therefor in the Global Reserve Report or increase the working interest with respect to such well or property above the working interest shown therefor in the Global Reserve Report without a proportionate increase in the net revenue interest with respect to such well or property; (iii) easements, rights of way, servitudes, permits, surface leases and other rights with respect to surface obligations, pipelines, grazing, canals, ditches, reservoirs, or the like, conditions, covenants or other restrictions, and easements of streets, alleys, highways, pipelines, telephone lines, power lines, railways and other easements and rights of way on, over or in respect of any of the Oil and Gas Interests of Global and its Subsidiaries, so long as they are not such that would have a Global Material Adverse Effect; (iv) any preferential purchase rights, required third party consents to assignment and similar agreements and obligations applicable to the transactions contemplated hereby with respect to which prior to the Effective Time (A) waivers or consents have been obtained from the appropriate person, or
(B)





                                     19                      PAGE 29 OF 71 PAGES

                                                                     EXHIBIT 1.1

the applicable period of time for asserting such rights has expired without any exercise of such rights; (v) liens for Taxes or assessments not yet delinquent;
(vi) materialmen's mechanic's, repairman's, employee's, contractor's, operator's, and other similar liens or charges arising in the ordinary course of business (A) if they have not been filed pursuant to law, (B) if filed, they have not yet become due and payable or payment is being withheld as provided by law or (C) if their validity is being contested in good faith in the ordinary course of business by appropriate action; (vii) approvals that are ministerial in nature and are customarily obtained from Governmental Authorities after the Effective Time in connection with transactions of the same nature as are contemplated hereby ("Customary Post- Closing Consents");
(viii) conventional rights of reassignment arising in respect of abandonment, cessation of production or expiration of leases; (ix) all rights reserved to or vested in any Governmental Authority to control or regulate any of the Global Oil and Gas Interests in any manner, and all applicable laws, rules and orders of Governmental Authorities; and (x) any other liens, charges, encumbrances, contracts, agreements, instruments, obligations, defects or irregularities of any kind whatsoever that would not have a Global Material Adverse Effect. Notwithstanding the foregoing, title to the Global Classified Properties is of a type and nature customarily acceptable to the reasonably prudent oil and gas operator of oil and gas interests.

                 (b) Except as set forth in Section 4.18(b) of the Global Disclosure Schedule, (i) each oil and gas lease included in the Oil and Gas Interests of Global and its Subsidiaries is valid, binding and enforceable in accordance with its terms, except for the Enforceability Exception, and (ii) neither Global nor the Global Subsidiary that is party to each such lease, nor, to the knowledge of Global, any other party to any such lease, is in breach or default thereunder in any material respect, no notice of default or termination thereunder has been given or received by Global or any of its Subsidiaries, and no event has occurred which would, with the giving of notice or passage of time or both, constitute a breach or default thereunder or permit termination, modification or acceleration thereunder that could reasonably be expected to result in a Global Material Adverse Effect.

         Section 4.19  Title to Other Properties.  Except as set forth in
Section 4.19 of the Global Disclosure Schedule, Global or its Subsidiaries owns, of record (to the extent applicable) and beneficially, all material personal property and all real property (other than real property included in the Oil and Gas Interests of Global and its Subsidiaries), in each case, as reflected on the consolidated financial statements of Global included in the Global SEC Documents as being owned by it or any of its Subsidiaries and all such property thereafter acquired by it or any of its Subsidiaries (except to the extent that such properties have thereafter been disposed of in the ordinary course of business consistent with past practice or after the date hereof in compliance with Section 6.1(d)), free and clear of any Liens except Global Permitted Encumbrances.

         Section 4.20 Permits. Global holds all of the permits, licenses, certificates, consents, approvals, entitlements, plans, surveys, relocation plans, environmental impact reports and other authorizations of Governmental Authorities ("Permits") required or necessary to construct, own, operate, use and/or maintain its properties and conduct its operations as presently conducted, except for such Permits, the lack of which, individually or in the aggregate, would not have a Global Material Adverse Effect; provided, however, that notwithstanding the foregoing, no representation or warranty in this
Section 4.20 is made with respect to Permits issued pursuant to Environmental Laws, which are covered exclusively by the provisions set forth in Section 4.12.





                                     20                      PAGE 30 OF 71 PAGES

                                                                     EXHIBIT 1.1

         Section 4.21  Material Contracts.

                 (a)  Set forth in Section 4.21(a) of the Global Disclosure
Schedule is a list of each contract, lease, indenture, agreement, arrangement or understanding to which Global or any of its Subsidiaries is a party or to which any of the assets or operations of the Global or any of its Subsidiaries is subject that is of a type that would be required to be included as an exhibit to a Form S-1 Registration Statement pursuant to the rules and regulations of the SEC if such a registration statement was filed by Global (collectively, the "Global Material Contracts").

                 (b) Except as set forth in Section 4.21(a) or 4.21(b) of the Global Disclosure Schedule, the Global Oil and Gas Interests are not subject to
(i) any instrument or agreement evidencing or related to indebtedness for borrowed money, whether directly or indirectly, or (ii) any agreement not entered into in the ordinary course of business in which the amount involved is in excess of $250,000. With respect to the Global Oil and Gas Interests, (A) all Global Material Contracts are in full force and effect and are the valid and legally binding obligations of the parties thereto and are enforceable in accordance with their respective terms; (B) no party to any Global Material Contract is in material breach or default with respect to its obligations thereunder, including with respect to payments or otherwise; (C) no party to any Global Material Contract has given notice of any action to terminate, cancel, rescind or procure a judicial reformation thereof; and (D) no Global Material Contract contains any provision that prevents Global or any of its Subsidiaries from owning, managing and operating the Global Oil and Gas Interests in accordance with historical practices.

                 (c)  As of the date of this Agreement, except as set forth in
Section 4.21(c) of the Global Disclosure Schedule, with respect to authorizations for expenditure executed on or after January 1, 1996, (i) there are no material outstanding calls for payments that are due or that Global or its Subsidiaries are committed to make that have not been made; (ii) there are no material operations with respect to which Global or its Subsidiaries have become a non- consenting party; and (iii) there are no commitments for the material expenditure of funds for drilling or other capital projects other than projects with respect to which the operator is not required under the applicable operating agreement to seek consent.

                 (d) Except as set forth in Section 4.21(d) of the Global Disclosure Schedule, (i) there are no express contractual obligations to engage in continuous development operations in order to maintain any producing Global Oil and Gas Interest in force and effect; (ii) there are no provisions applicable to the Global Oil and Gas Interests which increase the royalty percentage of the lessor thereunder; and (iii) none of the Global Oil and Gas Interests are limited by terms fixed by a certain number of years (other than primary terms under oil and gas leases).

         Section 4.22 Required Stockholder Vote or Consent. The only vote of the holders of any class or series of Global's capital stock that will be necessary to consummate the Merger and the other transactions contemplated by this Agreement is the approval of the Merger by the holders of a majority of the outstanding shares of Global Common Stock (the "Global Shareholders' Approval").

         Section 4.23  Proxy Statement/Prospectus; Registration Statement.
None of the information to be supplied by Global for inclusion in (a) the joint proxy statement relating to the Global Special





                                     21                      PAGE 31 OF 71 PAGES

                                                                     EXHIBIT 1.1

Meeting and the Seagull Special Meeting (in each case, as defined below) (also constituting the prospectus in respect of Seagull Common Stock into which shares of Global Common Stock will be converted) (the "Proxy Statement/Prospectus"), to be filed by Global and Seagull with the SEC, and any amendments or supplements thereto, or (b) the Registration Statement on Form S-4 (the "Registration Statement") to be filed by Seagull with the SEC in connection with the Merger, and any amendments or supplements thereto, will, at the respective times such documents are filed, and, in the case of the Proxy Statement/Prospectus, at the time the Proxy Statement/Prospectus or any amendment or supplement thereto is first mailed to stockholders of Global, at the time such stockholders vote on approval and adoption of this Agreement and at the Effective Time, and, in the case of the Registration Statement, when it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be made therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

         Section 4.24 Intellectual Property. Global and its Subsidiaries own, or are licensed or otherwise have the right to use, all patents, patent rights, trademarks, rights, trade names, trade name rights, service marks, service mark rights, copyrights, technology, know-how, processes and other proprietary intellectual property rights and computer programs ("Intellectual Property") currently used in the conduct of the business and operations of Global and its Subsidiaries, except where the failure to so own or otherwise have the right to use such intellectual property would not, individually or in the aggregate, have a Global Material Adverse Effect. No person has notified either Global or any of its Subsidiaries that their use of the Intellectual Property infringes on the rights of any person, subject to such claims and infringements as do not, individually or in the aggregate, give rise to any liability on the part of Global and its Subsidiaries that could have a Global Material Adverse Effect, and, to Global's knowledge, no person is infringing on any right of Global or any of its Subsidiaries with respect to any such Intellectual Property. No claims are pending or, to Global's knowledge, threatened that Global or any of its Subsidiaries is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property.

         Section 4.25 Hedging. Section 4.25 of the Global Disclosure Schedule sets forth for the periods shown obligations of Global and each of its Subsidiaries for the delivery of Hydrocarbons attributable to any of the properties of Global or any of its Subsidiaries in the future on account of prepayment, advance payment, take-or-pay or similar obligations without then or thereafter being entitled to receive full value therefor. Except as set forth in Section 4.25 of the Global Disclosure Schedule, as of the date of this Agreement, neither Global nor any of its Subsidiaries is bound by futures, hedge, swap, collar, put, call, floor, cap, option or other contracts that are intended to benefit from or reduce or eliminate the risk of fluctuations in the price of commodities, including Hydrocarbons, or securities.

         Section 4.26 Brokers. No broker, finder or investment banker (other than Petrie Parkman & Co., Inc. the fees and expenses of which will be paid by Global) is entitled to any brokerage, finder's fee or other fee or commission payable by Global or any of its Subsidiaries in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Global or any of its Subsidiaries. True and correct copies of all agreements and engagement letters currently in effect with Petrie Parkman & Co., Inc. (the "Global Engagement Letters") have been provided to Seagull.





                                     22                      PAGE 32 OF 71 PAGES

                                                                     EXHIBIT 1.1



         Section 4.27 Tax-Free Reorganization and Pooling. Neither Global nor, to the knowledge of Global, any of its affiliates has taken or agreed to take any action that would prevent the Merger from (a) being treated for financial accounting purposes as a Pooling Transaction or (b) constituting a reorganization within the meaning of section 368(a) of the Code. Specifically:

                          (a) To the knowledge of Global, there is no plan or intention by any shareholder of Global who owns five percent or more of the Global Common Stock, and to the best of the knowledge of the management of Global there is a plan or intention on the part of any of the remaining shareholders of Global, to sell, exchange or otherwise dispose of a number of shares of Seagull Common Stock to be received in the Merger that would reduce the Global shareholders' ownership of Seagull Common Stock to a number of shares having a value, as of the Effective Time, of less than 50 percent of the value of all of the Global Common Stock (including shares of Global Common Stock exchanged for cash in lieu of fractional shares of Seagull Common Stock) outstanding immediately prior to the Effective Time.

                          (b) Global and the shareholders of Global will each pay their respective expenses, if any, incurred in connection with the Merger.

                          (c) There is no intercorporate indebtedness existing between Global and Seagull or between Global and Merger Sub that was issued, acquired, or will be settled at a discount.

                          (d) Global is not an investment company as defined in section 368(a)(2)(F)(iii) and (iv) of the Code.

                          (e) Global is not under the jurisdiction of a court in a title 11 or similar case within the meaning of section 368(a)(1)(A) of the Code.


                                   ARTICLE V

                         REPRESENTATIONS AND WARRANTIES
                           OF SEAGULL AND MERGER SUB

         Seagull and Merger Sub jointly and severally represent and warrant to Global as follows:

         Section 5.1  Organization and Qualification.

                 (a) Seagull is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas, is duly qualified to do business as a foreign corporation and is in good standing in the jurisdictions set forth in Section 5.1(a) of the disclosure letter delivered to Global contemporaneously with the execution hereof (the "Seagull Disclosure Schedule"), which include each jurisdiction in which the character of Seagull's properties or the nature of its business makes such qualification necessary, except in jurisdictions, if any, where the failure to be so qualified would not result in a Seagull Material Adverse Effect (as defined below). Seagull has all requisite corporate or other power and authority to own, use or lease its properties and to carry on





                                     23                      PAGE 33 OF 71 PAGES

                                                                     EXHIBIT 1.1

its business as it is now being conducted. Seagull has made available to Global a complete and correct copy of its articles of incorporation and bylaws, each as amended to date, and Seagull's articles of incorporation and bylaws as so delivered are in full force and effect. Seagull is not in default in any respect in the performance, observation or fulfillment of any provision of its articles of incorporation or bylaws.

                 (b) Section 5.1(b) of the Seagull Disclosure Schedule lists the name and jurisdiction of organization of each Subsidiary of Seagull and the jurisdictions in which each such Subsidiary is qualified or holds licenses to do business as a foreign corporation or other organization as of the date hereof. Each of Seagull's Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, is duly qualified to do business as a foreign corporation and is in good standing in the jurisdictions set forth in Section 5.1(b) of the Seagull Disclosure Schedule, which includes each jurisdiction in which the character of such Subsidiary's properties or the nature of its business makes such qualification necessary, except in jurisdictions, if any, where the failure to be so qualified would not result in a Seagull Material Adverse Effect. Each of Seagull's Subsidiaries has all requisite corporate or other power and authority to own, use or lease its properties and to carry on its business as it is now being conducted and as it is now proposed to be conducted. Seagull has made available to Global a complete and correct copy of the certificate of incorporation and bylaws (or similar organizational documents) of each of Seagull's Subsidiaries, each as amended to date, and the certificate of incorporation and bylaws (or similar charter documents) as so delivered are in full force and effect. No Subsidiary of Seagull is in default in any respect in the performance, observation or fulfillment of any provision of its certificate of incorporation or bylaws (or similar organizational documents). Other than Seagull's Subsidiaries, Seagull does not beneficially own or control, directly or indirectly, 5% or more of any class of equity or similar securities of any corporation or other organization, whether incorporated or unincorporated.

                 (c)  Merger Sub has no Subsidiaries.

                 (d) For purposes of this Agreement, a "Seagull Material Adverse Effect" shall mean any event, circumstance, condition, development or occurrence causing, resulting in or having (or with the passage of time likely to cause, result in or have) a material adverse effect on the financial condition, business, assets, properties, prospects or results of operations of Seagull and its Subsidiaries, taken as a whole; provided, that such term shall not include effects that are not applicable primarily to Seagull resulting from market conditions generally in the oil and gas industry.

         Section 5.2  Capitalization.

                 (a) The authorized capital stock of Seagull consists of 100,000,000 shares of Seagull Common Stock, and 5,000,000 shares of preferred stock of Seagull, par value $1.00 per share, of which 500,000 shares have been designated as Series B Junior Participating Preferred Stock. As of the date of this Agreement, Seagull has 36,462,866 shares of Seagull Common Stock issued and outstanding, and no shares of preferred stock outstanding. All such shares have been validly issued, fully paid and nonassessable, and free of preemptive rights. Other than this Agreement and other than the Preferred Stock Purchase Rights set forth in the Rights Agreement dated March 21, 1989, by and between Seagull and NCNB Texas National Bank, as Rights Agent (as amended, the





                                     24                      PAGE 34 OF 71 PAGES

                                                                     EXHIBIT 1.1

"Seagull Rights Plan"), there are no outstanding subscriptions, options, rights, warrants, convertible securities, stock appreciation rights, phantom equity, or other agreements or commitments obligating Seagull to issue, transfer, sell, redeem, repurchase or otherwise acquire any shares of its capital stock of any class. Except for any amendments filed with the Seagull SEC Reports (as defined below), the Seagull Rights Plan has not been amended, and no amendment thereof is proposed. No "Distribution Date" has occurred within the meaning of the Seagull Rights Plan, and the consummation of the transactions contemplated hereby will not result in the occurrence of a Distribution Date.

                 (b) Except as set forth in Section 5.1(b) of the Seagull Disclosure Schedule, Seagull is, directly or indirectly, the record and beneficial owner of all of the outstanding shares of capital stock of each Seagull Subsidiary, there are no irrevocable proxies with respect to any such shares, and no equity securities of any Seagull Subsidiary are or may become required to be issued by reason of any options, warrants, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable or exercisable for, shares of any capital stock of any Seagull Subsidiary, and there are no contracts, commitments, understandings or arrangements by which Seagull or any Seagull Subsidiary is or may be bound to issue additional shares of capital stock of any Seagull Subsidiary or securities convertible into or exchangeable or exercisable for any such shares. All of such shares so owned by Seagull are validly issued, fully paid and nonassessable and are owned by it free and clear of all Liens.

         Section 5.3 Authority. Each of Seagull and Merger Sub has full corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is or will be a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is or will be a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of each of Seagull and Merger Sub, and no other corporate proceedings on the part of Seagull or Merger Sub are necessary to authorize this Agreement or the Ancillary Agreements to which any of them are or will be a party or to consummate the transactions contemplated hereby or thereby, other than the approval of this Agreement and the Merger by Seagull's stockholders as contemplated by Section 7.13 hereof. This Agreement has been, and the Ancillary Agreements to which Seagull or Merger Sub are or will be a party are, or upon execution will be, duly and validly executed and delivered by each of Seagull and Merger Sub and, assuming the due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, constitutes or upon execution will constitute, valid and binding obligations of each of Seagull and Merger Sub enforceable against each of Seagull and Merger Sub in accordance with their respective terms, except for the Enforceability Exception.

         Section 5.4 Consents and Approvals; No Violation. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the performance by each of Seagull and Merger Sub of its obligations hereunder will not:

                 (a) subject to the obtaining of any requisite approvals of Seagull's stockholders as contemplated by Section 7.13 hereof, conflict with any provision of the articles of incorporation or bylaws of either Seagull or Merger Sub;





                                     25                      PAGE 35 OF 71 PAGES

                                                                     EXHIBIT 1.1


                 (b) subject to obtaining of any requisite approvals of Seagull's shareholders as contemplated by Section 7.13 hereof, require any consent, waiver, approval, order, authorization or permit of, or registration, filing with or notification to, (i) any Governmental Authority, except for applicable requirements of the HSR Act, the Securities Act, the Exchange Act, state laws relating to takeovers, if applicable, state securities or blue sky laws and Customary Post-Closing Consents or (ii) except as set forth in Section 5.4(b) of the Seagull Disclosure Schedule, any third party other than a Governmental Authority, other than such non-Governmental Authority third party consents, waivers, approvals, orders, authorizations and permits that would not
(i) result in a Seagull Material Adverse Effect, (ii) materially impair the ability of Seagull or Merger Sub or any other Subsidiaries to perform its obligations under this Agreement or any Ancillary Agreement or (iii) prevent the consummation of any of the transactions contemplated by this Agreement;

                 (c) except as set forth in Section 5.4(c) of the Seagull Disclosure Schedule, result in any violation of or the breach of or constitute a default (with notice or lapse of time or both) under, or give rise to any right of termination, cancellation or acceleration or guaranteed payments or a loss of a material benefit under, any of the terms, conditions or provisions of any note, lease, mortgage, license, agreement or other instrument or obligation to which Seagull or any of its Subsidiaries is a party or by which Seagull or any of its Subsidiaries or any of their respective properties or assets may be bound, except for such violations, breaches, defaults, or rights of termination, cancellation or acceleration, or losses as to which requisite waivers or consents have been obtained or which, individually or in the aggregate, would not (i) result in a Seagull Material Adverse Effect, (ii) materially impair the ability of Seagull or Merger Sub or any other Subsidiaries to perform its obligations under this Agreement or any Ancillary Agreement or (iii) prevent the consummation of any of the transactions contemplated by this Agreement;

                 (d) violate the provisions of any order, writ, injunction, judgment, decree, statute, rule or regulation applicable to Seagull or any Subsidiary of Seagull.

                 (e) result in the creation of any Lien upon any material assets or on any shares of capital stock, properties or assets of Seagull or its Subsidiaries under any agreement or instrument to which Seagull or any of its Subsidiaries is a party or by which Seagull or any of its Subsidiaries or any of their properties or assets is bound.

         Section 5.5 Seagull Financial Statements. Each of the audited consolidated financial statements and unaudited consolidated interim financial statements of Seagull (including any related notes and schedules) included (or incorporated by reference) in its Annual Reports on Form 10-K for each of the three fiscal years ended December 31, 1993, 1994 and 1995 and its Quarterly Report on Form 10-Q for its fiscal quarter ended March 31, 1996 (collectively, the "Financial Statements") have been prepared from, and are in accordance with, the books and records of Seagull and its consolidated Subsidiaries, comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis (except as may be indicated in the notes thereto and subject, in the case of quarterly financial statements, to normal and recurring year-end adjustments) and fairly present, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Seagull and its Subsidiaries as of the date thereof and the consolidated results of operations and cash flows (and changes in financial position, if any) of Seagull and its Subsidiaries for the periods presented therein





                                     26                      PAGE 36 OF 71 PAGES

                                                                     EXHIBIT 1.1

(subject to normal year-end adjustments and the absence of financial footnotes in the case of any unaudited interim financial statements).

         Section 5.6 Absence of Undisclosed Liabilities. Except (a) as specifically disclosed in the Seagull SEC Reports and (b) for liabilities and obligations incurred in the ordinary course of business and consistent with past practice since December 31, 1995, neither Seagull nor any of its Subsidiaries has incurred any liabilities or obligations of any nature (contingent or otherwise) that would have a Seagull Material Adverse Effect or would be required by GAAP to be reflected on a consolidated balance sheet of Seagull and its Subsidiaries or the notes thereto which is not so reflected.

         Section 5.7 Absence of Certain Changes. Except as contemplated by this Agreement, as set forth in Section 5.7 of the Seagull Disclosure Schedule or disclosed in the Seagull Balance Sheet, since December 31, 1995 (a) Seagull and its Subsidiaries have conducted their business in all material respects in the ordinary course consistent with past practices, (b) there has not been any change or development, or combination of changes or developments that, individually or in the aggregate, would have a Seagull Material Adverse Effect,
(c) there has not been any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of Seagull or Merger Sub or any repurchase, redemption or other acquisition by Seagull or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, Seagull or Merger Sub,
(d) there has not been any amendment of any term of any outstanding security of Seagull or Merger Sub, and (e) there has not been any change in any method of accounting or accounting practice by Seagull or Merger Sub, except for any such change required by reason of a concurrent change in GAAP or to conform a such accounting policies and practices to those of Seagull.

         Section 5.8 Seagull SEC Reports. Seagull has filed with the SEC, and has heretofore made available to Global true and complete copies of, each form, registration statement, report, schedule, proxy or information statement and other document (including exhibits and amendments thereto), including without limitation its Annual Reports to Shareholders incorporated by reference in certain of such reports, required to be filed with the SEC since December 31, 1992 under the Securities Act or the Exchange Act (collectively, the "Seagull SEC Reports"). As of the respective dates such Seagull SEC Reports were filed or, if any such Seagull SEC Reports were amended, as of the date such amendment was filed, each of the Seagull SEC Reports, including without limitation any financial statements or schedules included therein, (a) complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and (b) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         Section 5.9 Taxes. Except as otherwise disclosed in Section 5.9 of the Seagull Disclosure Schedule and for matters that would have no adverse effect on Seagull or Merger Sub:

                 (a) Seagull and each of its Subsidiaries have timely filed (or have had timely filed on their behalf) or will file or cause to be timely filed, all material Tax Returns required by





                                     27                      PAGE 37 OF 71 PAGES

                                                                     EXHIBIT 1.1

applicable law to be filed by any of them prior to or as of the Closing Date. All such Tax Returns and amendments thereto are or will be true, complete and correct in all material respects.

                 (b) Seagull and each of its Subsidiaries have paid (or have had paid on their behalf), or where payment is not yet due, have established (or have had established on their behalf and for their sole benefit and recourse), or will establish or cause to be established on or before the Closing Date, an adequate accrual for the payment of all material Taxes due with respect to any period ending prior to or as of the Closing Date.

                 (c) No Audit by a Tax Authority is pending or threatened with respect to any Tax Returns filed by, or Taxes due from, Seagull or any Subsidiary. No issue has been raised by any Tax Authority in any Audit of Seagull or any of its Subsidiaries that if raised with respect to any other period not so audited could be expected to result in a material proposed deficiency for any period not so audited. No material deficiency or adjustment for any Taxes has been threatened, proposed, asserted or assessed against Seagull or any of its Subsidiaries. There are no liens for Taxes upon the assets of Seagull or any of its Subsidiaries, except liens for current Taxes not yet delinquent.

                 (d) Neither Seagull nor any of its Subsidiaries has given or been requested to give any waiver of statutes of limitations relating to the payment of Taxes or have executed powers of attorney with respect to Tax matters, which will be outstanding as of the Closing Date.

                 (e) Prior to the date hereof, Seagull and its Subsidiaries have disclosed, and provided or made available true and complete copies to Global of, all material Tax sharing, Tax indemnity, or similar agreements to which Seagull or any of its Subsidiaries is a party to, is bound by, or has any obligation or liability for Taxes.

         Section 5.10 Litigation. Except as disclosed in the Seagull SEC Reports or Section 5.10 of the Seagull Disclosure Schedule and for matters that would not have a Seagull Material Adverse Effect, there is no suit, claim, action, proceeding or investigation pending or, to Seagull's knowledge, threatened against or directly affecting Seagull, any Subsidiaries of Seagull or any of the directors or officers of Seagull or any of its Subsidiaries in their capacity as such, nor is there any reasonable basis therefor that could reasonably be expected to have a Seagull Material Adverse Effect, if adversely determined. Neither Seagull nor any of its Subsidiaries, nor any officer, director or employee of Seagull or any of its Subsidiaries, has been permanently or temporarily enjoined by any order, judgment or decree of any court or any other Governmental Authority from engaging in or continuing any conduct or practice in connection with the business, assets or properties of Seagull or such Subsidiary, nor, to the knowledge of Seagull, is Seagull, any Subsidiary or any officer, director or employee of Seagull or its Subsidiaries under investigation by any Governmental Authority. Except as disclosed in the Seagull SEC Reports or Section 5.10 of the Seagull Disclosure Schedule, there is not in existence any order, judgment or decree of any court or other tribunal or other agency enjoining or requiring Seagull or any of its Subsidiaries to take any action of any kind with respect to its business, assets or properties. Notwithstanding the foregoing, no representation or warranty in this Section 5.10 is made with respect to Environmental Laws, which are covered exclusively by the provisions set forth in Section 5.12.





                                     28                      PAGE 38 OF 71 PAGES

                                                                     EXHIBIT 1.1

         Section 5.11  Employee Benefit Plans; ERISA.

                 (a) Section 5.11(a) of the Seagull Disclosure Schedule contains a true and complete list of the employee benefit plans or arrangements of any type (including but not limited to plans described in section 3(3) of ERISA), sponsored, maintained or contributed to by Seagull or any trade or business, whether or not incorporated, which together with Seagull would be deemed a "single employer" within the meaning of Section 414(b), (c) or (m) of the Code or section 4001(b)(1) of ERISA (a "Seagull ERISA Affiliate") within six years prior to the Effective Time, which provide benefits to Seagull's employees ("Seagull Benefit Plans").

                 (b) With respect to each Seagull Benefit Plan: (i) if intended to qualify under section 401(a) or 401(k) of the Code, such plan satisfies the requirements of such sections, has received a favorable determination letter from the Internal Revenue Service with respect to its qualification, and its related trust has been determined to be exempt from tax under section 501(a) of the Code and, to the knowledge of Seagull, nothing has occurred since the date of such letter to adversely affect such qualification or exemption; (ii) each such plan has been administered in substantial compliance with its terms and applicable law; (iii) neither Seagull nor any Seagull ERISA Affiliate has engaged in, and Seagull and each Seagull ERISA Affiliate do not have any knowledge of any person that has engaged in, any transaction or acted or failed to act in any manner that would subject Seagull or any Seagull ERISA Affiliate to any liability for a breach of fiduciary duty under ERISA that could reasonably be expected to result in a Seagull Material Adverse Effect; (iv) no disputes are pending, or, to the knowledge of Seagull or any Seagull ERISA Affiliate, threatened; (v) neither Seagull nor any Seagull ERISA Affiliate has engaged in, and Seagull and each Seagull ERISA Affiliate do not have any knowledge of any person that has engaged in, any transaction in violation of Section 406(a) or (b) of ERISA for which no exemption exists under
Section 4975(c)(1) of the Code or Section 4975(d) of the Code that could reasonably be expected to result in a Seagull Material Adverse Effect; (vi) there have been no "reportable events" within the meaning of Section 4043 of ERISA for which the 30 day notice requirement of ERISA has not been waived by the PBGC; (vii) all contributions due have been made on a timely basis (within, where applicable, the time limit established under section 302 of ERISA or Code section 412); (viii) no notice of intent to terminate such plan has been given under Section 4041 of ERISA and no proceeding has been instituted under section 4042 of ERISA to terminate such plan; and (ix) such plan may be terminated on a prospective basis without any continuing liability for benefits other than benefits accrued to the date of such termination. All contributions made or required to be made under any Seagull Benefit Plan meet the requirements for deductibility under the Code, and all contributions which are required and which have not been made have been properly recorded on the books of Seagull or a Seagull ERISA Affiliate.

                 (c) No Seagull Benefit Plan is a "multiemployer plan" (as defined in section 4001(a)(3) of ERISA) or a "multiple employer plan" (within the meaning of section 413(c) of the Code). No event has occurred with respect to Seagull or a Seagull ERISA Affiliate in connection with which Seagull could be subject to any liability, lien or encumbrance with respect to any Seagull Benefit Plan or any employee benefit plan described in Section 3(3) of ERISA maintained, sponsored or contributed to by a Seagull ERISA Affiliate under ERISA or the Code.

         Section 5.12  Environmental Liability.  Except as set forth in Section
5.12 of the Seagull Disclosure Schedule:





                                     29                      PAGE 39 OF 71 PAGES

                                                                     EXHIBIT 1.1


                 (a) The businesses of Seagull and its Subsidiaries have been and is operated in material compliance with all Environmental Laws.

                 (b) Neither Seagull nor any of its Subsidiaries has caused or allowed the generation, treatment, manufacture, processing, distribution, use, storage, discharge, release, disposal, transport or handling of any Hazardous Substances at any of its properties or facilities except in material compliance with all Environmental Laws, and, to Seagull's knowledge, no generation, manufacture, processing, distribution, use, treatment, handling, storage, discharge, release, disposal, transport or handling of any Hazardous Substances has occurred at any property or facility owned, leased or operated by Seagull or any of its Subsidiaries except in material compliance with all Environmental Laws.

                 (c) Neither Seagull nor any of its Subsidiaries has received any written notice from any Governmental Authority or, to the knowledge of Seagull, any other communication alleging or concerning any material violation by Seagull or any of its Subsidiaries of, or responsibility or liability of Seagull or any of its Subsidiaries under, any Environmental Law. There are no pending, or to the knowledge of Seagull, threatened, claims, suits, actions, proceedings or investigations with respect to the businesses or operations of Seagull or any of its Subsidiaries alleging or concerning any material violation of or responsibility or liability under any Environmental Law that, if adversely determined, could reasonably be expected to have a Seagull Material Adverse Effect, nor does Seagull have any knowledge of any fact or condition that could give rise to such a claim, suit, action, proceeding or investigation.

                 (d) Seagull and its Subsidiaries are in possession of all material approvals, permits, licenses, registrations and similar type authorizations from all Governmental Authorities under all Environmental Laws with respect to the operation of the businesses of Seagull and its Subsidiaries; there are no pending or, to the knowledge of Seagull, threatened, actions, proceedings or investigations seeking to modify, revoke or deny renewal of any of such approvals, permits, licenses registrations and authorizations; and Seagull does not have knowledge of any fact or condition that is reasonably likely to give rise to any action, proceeding or investigation to modify, revoke or deny renewal of any of such approvals, permits, licenses, registrations and authorizations.

                 (e) Without in any way limiting the generality of the foregoing, (i) all off-site locations where Seagull or any of its Subsidiaries has transported, released, discharged, stored, disposed or arranged for the disposal of pollutants, contaminants, hazardous wastes or toxic substances required by law to be disposed at a licensed disposal site are identified in
Section 5.12 of Seagull Disclosure Schedule, (ii) to Seagull's knowledge, all underground storage tanks, and the operating status, capacity and contents of such tanks, located on any property owned, leased or operated by Seagull or any of its Subsidiaries are identified in Section 5.12 of the Seagull Disclosure Schedule, (iii) to the knowledge of Seagull, there is no asbestos contained in or forming part of any building, building component, structure or office space owned or leased by Seagull and (iv) no PCBs or PCB-containing items are used or stored at any property owned, leased or operated by Seagull or any of its Subsidiaries.

         Section 5.13 Compliance with Applicable Laws. Seagull and each of its Subsidiaries hold all material approvals, licenses, permits, registrations and similar type authorizations necessary for





                                     30                      PAGE 40 OF 71 PAGES
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                                                                     EXHIBIT 1.1

the lawful conduct of its respective businesses, as now conducted, and such businesses are not being, and neither Seagull nor any of its Subsidiaries has received any notice from any Governmental Authority or person that any such business has been or is being, conducted in violation of any law, ordinance or regulation, including without limitation any law, ordinance or regulation relating to occupational health and safety, except for possible violations which either individually or in the aggregate have not resulted and would not result in a Seagull Material Adverse Effect; provided, however, notwithstanding the foregoing, no representation or warranty in this Section 5.13 is made with respect to Environmental Laws, which are covered exclusively by the provisions set forth in Section 5.12.

         Section 5.14 Insurance. Section 5.14 of the Seagull Disclosure Schedule lists each of the insurance policies relating to Seagull or its Subsidiaries which are currently in effect. Seagull has provided Global with a true, complete and correct copy of each such policy or the binder therefor. With respect to each such insurance policy or binder none of Seagull, any of its Subsidiaries or any other party to the policy is in breach or default thereunder (including with respect to the payment of premiums or the giving of notices), and Seagull does not know of any occurrence or any event which (with notice or the lapse of time or both) would constitute such a breach or default or permit termination, modification or acceleration under the policy, except for such breaches or defaults which, individually or in the aggregate, would not result in a Seagull Material Adverse Effect. Section 5.14 of the Seagull Disclosure Schedule describes any self-insurance arrangements affecting Seagull or its Subsidiaries. The insurance policies listed in Section 5.14 of the Seagull Disclosure Schedule include all policies which are required in connection with the operation of the businesses of Seagull and its Subsidiaries as currently conducted by applicable laws and all agreements relating to Seagull and its Subsidiaries.

         Section 5.15  Labor Matters; Employees.

                 (a) Except as set forth in Section 5.15(a) of the Seagull Disclosure Schedule, (i) there is no labor strike, dispute, slowdown, work stoppage or lockout actually pending or, to the knowledge of Seagull, threatened against or affecting Seagull or any of its Subsidiaries and, during the past five years, there has not been any such action, (ii) none of Seagull or any of its Subsidiaries is a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Seagull or any of its Subsidiaries, (iii) none of the employees of Seagull or any of its Subsidiaries are represented by any labor organization and none of Seagull or any of its Subsidiaries have any knowledge of any current union organizing activities among the employees of Seagull or any of its Subsidiaries nor does any question concerning representation exist concerning such employees, (iv) Seagull and its Subsidiaries have each at all times been in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, and are not engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable law, ordinance or regulation, (v) there is no unfair labor practice charge or complaint against any of Seagull or any of its Subsidiaries pending or, to the knowledge of Seagull, threatened before the National Labor Relations Board or any similar state or foreign agency, (vi) there is no grievance or arbitration proceeding arising out of any collective bargaining agreement or other grievance procedure relating to Seagull or any of its Subsidiaries, and
(vii) neither the Occupational





                                     31                      PAGE 41 OF 71 PAGES

                                                                     EXHIBIT 1.1

Safety and Health Administration nor any corresponding state agency has threatened to file any citation, and there are no pending citations, relating to Seagull or any of its Subsidiaries.

                 (b) Except as set forth in Section 5.15(b) of the Seagull Disclosure Schedule, since the enactment of the WARN Act, none of Seagull or any of its Subsidiaries has effectuated (i) a "plant closing" (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any of Seagull or any of its Subsidiaries, or (ii) a "mass layoff" (as defined in the WARN Act) affecting any site of employment or facility of Seagull or any of its Subsidiaries, nor has Seagull or any of its Subsidiaries been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law, in each case that could reasonably be expected to have a Seagull Material Adverse Effect.

         Section 5.16  Reserve Reports.

                 (a) All information supplied to DeGolyer and McNaughton by or on behalf of Seagull and its Subsidiaries that was material to such firm's estimates of proved oil and gas reserves attributable to the Oil and Gas Interests of Seagull and its Subsidiaries in connection with the preparation of the proved oil and gas reserve report concerning the Oil and Gas Interests of Seagull and its Subsidiaries as of December 31, 1995 by DeGolyer and McNaughton (the "Seagull Reserve Report") was (at the time supplied or as modified or amended prior to the issuance of the Seagull Reserve Report) true and correct in all material respects and Seagull has no knowledge of any material errors in such information that existed at the time of such issuance. Except for changes (including changes in commodity prices) generally affecting the oil and gas industry, there has been no change in respect of the matters addressed in the Seagull Reserve Report that would have a Seagull Material Adverse Effect.

                 (b)  Set forth in Section 5.16(b) of the Seagull Disclosure
Schedule is a list of all material Oil and Gas Interests that were included in the Seagull Reserve Report that have been disposed of prior to the date of this Agreement.

         Section 5.17 Oil and Gas Reserves; Equipment. Except as otherwise set forth in Section 5.17 of the Seagull Disclosure Schedule:

                 (a) None of the wells included in the Oil and Gas Interests of Seagull and its Subsidiaries has been overproduced, except where such overproduction individually, or in the aggregate with all other such overproduction, would not have a Seagull Material Adverse Effect;

                 (b) There have been no material changes proposed in the production allowables for any wells included in the Oil and Gas Interests of Seagull and its Subsidiaries;

                 (c) All wells included in the Oil and Gas Interests of Seagull and its Subsidiaries have been drilled and (if completed) completed, operated, and produced in accordance with good oil and gas field practices and in compliance in all respects with applicable oil and gas leases and applicable laws, rules, and regulations, except where any failure or violation would not have a Seagull Material Adverse Effect;





                                     32                      PAGE 42 OF 71 PAGES

                                                                     EXHIBIT 1.1


                 (d) Except as set forth in Section 5.17(d) of the Seagull Disclosure Schedule, there are no wells included in the Oil and Gas Interests of Seagull and its Subsidiaries that:

                          (i) Seagull or any of its Subsidiaries is currently obligated by law or contract to plug and abandon or will be obligated by law or contract to plug and abandon with the lapse of time or notice or both because the well is not currently capable of producing in commercial quantities, except for such wells that will not individually, or in the aggregate with all other such wells, result in Seagull and its Subsidiaries incurring plugging and abandonment costs (net of salvage value) in an amount in excess of $500,000;

                          (ii) are subject to exceptions to a requirement to plug and abandon issued by a Governmental Authority having jurisdiction over the wells; or

                          (iii) have been plugged and abandoned but have not been plugged or reclaimed in accordance with all applicable requirements of each Governmental Authority having jurisdiction over such wells;

                 (e) Proceeds from the sale of Hydrocarbons produced from the Oil and Gas Interests of Seagull and its Subsidiaries are being received by Seagull and its Subsidiaries in a timely manner and are not being held by third parties in suspense for any reason (except for amounts, individually or in the aggregate, not in excess of $500,000 and held in suspense in the ordinary course of business);

                 (f) No person has any call on, option to purchase, or similar rights with respect to the production of Hydrocarbons attributable to the Oil and Gas Interests of Seagull and its Subsidiaries, except where any call, option or similar right would not have a Seagull Material Adverse Effect and except for any such call, option or similar right at market prices, and upon consummation of the transactions contemplated by this Agreement, Seagull or its Subsidiaries will have the right to market production from the Oil and Gas Interests of Seagull and its Subsidiaries on terms no less favorable than the terms upon which such production is currently being marketed;

                 (g) Except for gas imbalances between Seagull or any of its Subsidiaries and any third party working interest owners or pipelines relative to the Oil and Gas Interests of Seagull or any of its Subsidiaries, which gas imbalances (to the extent constituting overproduction of the wells of Global or its Subsidiaries) are described in Section 5.17(g) of the Seagull Disclosure Schedule, neither Seagull nor any of its Subsidiaries is obligated by any gas prepayment arrangement or by any "take-or-pay" requirement to deliver any gas at a future time without then or thereafter receiving payment therefor; and

                 (h) To the knowledge of Seagull, all equipment and machinery currently in use and material to the operation of the Oil and Gas Interests of Seagull or any of its Subsidiaries as conducted prior to the date hereof are in reasonable working condition, ordinary wear and tear excepted.





                                     33                      PAGE 43 OF 71 PAGES

                                                                     EXHIBIT 1.1

         Section 5.18  Title to Oil and Gas Interests.

                 (a) Except as set forth in Section 5.18 of the Seagull Disclosure Schedule, Seagull or its Subsidiaries has defensible title to all of the real property included in the Oil and Gas Interests classified as proved developed producing, proved developed nonproducing and proved undeveloped in the Seagull Reserve Report (each, a "Seagull Classified Property") except to the extent that such interests have thereafter been disposed of in the ordinary course of business consistent with past practice. For the purposes of this Agreement, "defensible title" means, with respect to any Seagull Classified Property, such record and beneficial title that (x) entitles the party named to receive, from its ownership of such interest, a percentage of all Hydrocarbons produced, saved, and marketed from each well or property included in the Oil and Gas Interests of Seagull and its Subsidiaries, not less than the net revenue interest set forth in the Seagull Reserve Report for such well or property, without reduction, suspension, or termination for the productive life of such well or property, except as a result of elections not to participate in an operation under an applicable operating, unit or other agreement, or readjustments of interest provided for under the terms of the applicable operating, unit or other agreement, in each case, after the date hereof; (y) obligates the party named to bear a percentage of the costs and expenses relating to operations on, and the maintenance and production of, such well or property, not greater than the working or operating interest set forth in the Seagull Reserve Report without increase for the productive life of such well or property, except as a result of an election of other parties not to participate in an operation under an applicable operating, unit or other agreement, contribution requirements with respect to defaulting co-owners, or readjustments of interest provided for under the terms of the applicable operating or unit agreement, in each case, after the date hereof; and (z) is free and clear of any Liens except the Seagull Permitted Encumbrances. For the purposes of this Agreement, "Seagull Permitted Encumbrances" means (i) royalties, overriding royalties, reversionary interests and similar burdens if the cumulative effect of such burdens does not and will not reduce the net revenue interest with respect to a well or property below the net revenue interest shown therefor in the Seagull Reserve Report or increase the working interest with respect to such well or property above the working interest shown therefor in the Seagull Reserve Report; (ii) the terms and conditions of all leases, servitudes, production sales contracts, division orders, contracts for sale, purchase, exchange, refining or processing of Hydrocarbons, unitization and pooling designations, declarations, orders and agreements, operating agreements, agreements of development, area of mutual interest agreements, farmout agreements, gas balancing or deferred production agreements, processing agreements, plant agreements, pipeline, gathering and transportation agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or geophysical permits or agreements, and other agreements including, without limitation, the terms and conditions of any and all contracts and agreements set forth in the Seagull Reserve Report covering production sales contracts and all other contracts and agreements disclosed in such Disclosure Schedule, to the extent that such contracts and agreements do not and will not reduce the net revenue interest of any well or property included in the Oil and Gas Interests of Seagull and its Subsidiaries below the net revenue interest shown therefor in the Seagull Reserve Report or increase the working interest of such well above the working interest shown therefor in the Seagull Reserve Report without a proportionate increase in the net revenue interest of such well or property; (iii) easements, rights of way, servitudes, permits, surface leases and other rights with respect to surface obligations, pipelines, grazing, canals, ditches, reservoirs, or the like, conditions, covenants or other restrictions, and easements of streets, alleys, highways, pipelines, telephone lines, power lines, railways and other easements and rights of way on, over or in respect of any of the Oil and Gas Interests of Seagull and its Subsidiaries, so long as they are not





                                     34                      PAGE 44 OF 71 PAGES

                                                                     EXHIBIT 1.1

such that would have a Seagull Material Adverse Effect; (iv) any preferential purchase rights, required third party consents to assignment and similar agreements and obligations applicable to the transactions contemplated hereby with respect to which prior to the Effective Time (A) waivers or consents have been obtained from the appropriate person, or (B) the applicable period of time for asserting such rights has expired without any exercise of such rights; (v) liens for Taxes or assessments not yet delinquent; (vi) materialmen's mechanic's, repairman's, employee's, contractor's, operator's, and other similar liens or charges arising in the ordinary course of business (A) if they have not been filed pursuant to law, (B) if filed, they have not yet become due and payable or payment is being withheld as provided by law or (C) if their validity is being contested in good faith in the ordinary course of business by appropriate action; (vii) Customary Post-Closing Consents; (viii) conventional rights of reassignment arising in respect of abandonment, cessation of production or expiration of leases; (ix) all rights reserved to or vested in any Governmental Authority to control or regulate any of the Oil and Gas Interests of Seagull and its Subsidiaries in any manner, and all applicable laws, rules and orders of Governmental Authorities; (x) any other liens, charges, encumbrances, contracts, agreements, instruments, obligations, defects or irregularities of any kind whatsoever that would not have a Seagull Material Adverse Effect or that are set forth in Section 5.18 of the Seagull Disclosure Schedule. Notwithstanding the foregoing, title to the Seagull Classified Properties is of a type and nature customarily acceptable to the reasonably prudent oil and gas operator of oil and gas interests.

                 (b) Except as set forth in Section 5.18(b) of the Seagull Disclosure Schedule, (i) each oil and gas lease included in the Oil and Gas Interests of Seagull and its Subsidiaries is valid, binding and enforceable in accordance with its terms, except for the Enforceability Exception (to the extent applicable), and (ii) neither Seagull nor the Seagull Subsidiary that is party to each such lease, nor, to the knowledge of Seagull, any other party to any such lease, is in breach or default thereunder in any material respect, no notice of default or termination thereunder has been given or received by Seagull or any of its Subsidiaries, and no event has occurred which would, with the giving of notice or passage of time or both, constitute a breach or default thereunder or permit termination, modification or acceleration thereunder that could reasonably be expected to result in a Seagull Material Adverse Effect.

         Section 5.19  Title to Other Properties.  Except as set forth in
Section 5.19 of the Seagull Disclosure Schedule, Seagull or its Subsidiaries owns, of record (to the extent applicable) and beneficially, all material personal property and all real property (other than real property included in the Oil and Gas Interests of Seagull and its Subsidiaries), purported to be owned by Seagull or its Subsidiaries (except to the extent that such properties have thereafter been disposed of in the ordinary course of business consistent with past practice or after the date hereof in compliance with Section 6.2(d)), free and clear of any Liens except Seagull Permitted Encumbrances.

         Section 5.20  Material Contracts.

                 (a)  Set forth in Section 5.20(a) of the Seagull Disclosure
Schedule is a list of each contract, lease, indenture, agreement, arrangement or understanding to which Seagull or any of its Subsidiaries is subject that is of a type that would be required to be included as an exhibit to a Form S-1 Registration Statement pursuant to the rules and regulations of the SEC if such a registration was filed by Seagull (the "Seagull Material Contracts").





                                     35                      PAGE 45 OF 71 PAGES

                                                                     EXHIBIT 1.1



                 (b) Except as set forth in Section 5.20(a) or 5.20(b) of the Seagull Disclosure Schedule, the Oil and Gas Interests of Seagull and its Subsidiaries are not subject to (i) any instrument or agreement evidencing or related to indebtedness for borrowed money, whether directly or indirectly, or
(ii) any agreement not entered into in the ordinary course of business in which the amount involved is in excess of $250,000. With respect to the Oil and Gas Interests of Seagull and its Subsidiaries, (A) all Seagull Material Contracts are in full force and effect and are the valid and legally binding obligations of the parties thereto and are enforceable in accordance with their respective terms; (B) no party to any Seagull Material Contract is in material breach or default with respect to its obligations thereunder, including with respect to payments or otherwise; (C) no party to any Seagull Material Contract has given notice of any action to terminate, cancel, rescind or procure a judicial reformation thereof; and (D) no Seagull Material Contract contains any provision that prevents Seagull or any of its Subsidiaries from owning, managing and operating the Oil and Gas Interests of Seagull and its Subsidiaries in accordance with historical practices.

                 (c)  As of the date of this Agreement, except as set forth in
Section 5.20(c) of the Seagull Disclosure Schedule, with respect to authorizations for expenditure executed on or after January 1, 1996, (i) there are no material outstanding calls for payments that are due or which Seagull or its Subsidiaries are committed to make that have not been made; (ii) there are no material operations with respect to which Seagull or its Subsidiaries have become a non-consenting party; and (iii) there are no commitments for the material expenditure of funds for drilling or other capital projects other than projects with respect to which the operator is not required under the applicable operating agreement to seek consent.

                 (d) Except as set forth in Section 5.20(d) of the Seagull Disclosure Schedule, (i) there are no express contractual obligations to engage in continuous development operations in order to maintain any producing Oil and Gas Interest of the Seagull in force and effect; (ii) there are no provisions applicable to the Oil and Gas Interests of Seagull and its Subsidiaries which increase the royalty percentage of the lessor thereunder; and (iii) none of the Oil and Gas Interests of Seagull and its Subsidiaries are limited by terms fixed by a certain number of years (other than primary terms under oil and gas leases).

         Section 5.21 Permits. Immediately prior to the Effective Time and except for Customary Post-Closing Consents, Seagull or its Subsidiaries will hold all of the Permits required or necessary to construct, run, operate, use and/or maintain their properties and conduct the their operations as presently conducted, except for such Permits, the lack of which, individually or in the aggregate, would not have a Seagull Material Adverse Effect; provided, however, that notwithstanding the foregoing, no representation or warranty in this
Section 5.21 is made with respect to Permits issued pursuant to Environmental Laws, which are covered exclusively by the provisions set forth in Section 5.12.

         Section 5.22 Required Shareholder Vote or Consent. The only vote of the holders of any class or series of Seagull's capital stock that will be necessary to consummate the Merger and the other transactions contemplated by this Agreement is (a) the approval of the Merger by the holders of a majority of the shares represented in person or by proxy and voting with respect thereto and (b) the election of the directors contemplated by Section 7.12 by the holders of a plurality of shares of Seagull Common Stock represented in person or by proxy and voting with respect thereto (the "Seagull Shareholders' Approval").





                                     36                      PAGE 46 OF 71 PAGES

                                                                     EXHIBIT 1.1



         Section 5.23  Proxy Statement/Prospectus; Registration Statement.
None of the information to be supplied by Seagull or Merger Sub for inclusion in (a) the Proxy Statement/Prospectus to be filed by Global and Seagull with the SEC, and any amendments or supplements thereto, or (b) the Registration Statement to be filed by Seagull with the SEC in connection with the Merger, and any amendments or supplements thereto, will, at the respective times such documents are filed, and, in the case of the Proxy Statement/Prospectus, at the time the Proxy Statement/Prospectus or any amendment or supplement thereto is first mailed to stockholders of Global and Seagull, at the time such stockholders vote on approval and adoption of this Agreement and at the Effective Time, and, in the case of the Registration Statement, when it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be made therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

         Section 5.24 Intellectual Property. Seagull or its Subsidiaries own, or are licensed or otherwise have the right to use, and Seagull or its Subsidiaries, after the Contribution, will own or be licensed or otherwise have the right to use, all Intellectual Property currently used in the conduct of the business of Seagull and its Subsidiaries, except where the failure to so own or otherwise have the right to use such intellectual property would not, individually or in the aggregate, have a Seagull Material Adverse Effect. No person has notified either Seagull or any of its Subsidiaries that their use of the Intellectual Property infringes on the rights of any person, subject to such claims and infringements as do not, individually or in the aggregate, give rise to any liability on the part of Seagull and its Subsidiaries that could have a Seagull Material Adverse Effect, and, to Seagull's knowledge, no person is infringing on any right of Seagull or any of its Subsidiaries with respect to any such Intellectual Property. No claims are pending or, to Seagull's knowledge, threatened that Seagull or any of its Subsidiaries is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property.

         Section 5.25 Hedging. Section 5.25 of the Seagull Disclosure Schedule sets forth for the periods shown obligations of Seagull and each of its Subsidiaries for the delivery of Hydrocarbons attributable to any of the properties of Seagull or any of its Subsidiaries in the future on account of prepayment, advance payment, take-or-pay or similar obligations without then or thereafter being entitled to receive full value therefor. Except as set forth in Section 5.25 of the Seagull Disclosure Schedule, as of the date of this Agreement, neither Seagull nor any of its Subsidiaries is bound by futures, hedge, swap, collar, put, call, floor, cap, option or other contracts that are intended to benefit from or reduce or eliminate the risk of fluctuations in the price of commodities, including Hydrocarbons or securities.

         Section 5.26 Brokers. No broker, finder or investment banker (other than Donaldson, Lufkin & Jenrette Securities Corporation, the fees and expenses of which will be paid by Seagull) is entitled to any brokerage, finder's fee or other fee or commission payable by Seagull or any of its Subsidiaries in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Seagull or any of its Subsidiaries. True and correct copies of all agreements and engagement letters currently in effect with Donaldson, Lufkin & Jenrette Securities Corporation (the "Seagull Engagement Letters") have been provided to Global.





                                     37                      PAGE 47 OF 71 PAGES

                                                                     EXHIBIT 1.1


         Section 5.27 Merger Sub's Operations. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

         Section 5.28 Pooling; Tax Matters. Neither Seagull nor, to the knowledge of Seagull, any of its affiliates has taken or agreed to take any action that would prevent the Merger from (a) being treated for financial accounting purposes as a Pooling Transaction or (b) constituting a reorganization within the meaning of section 368(a) of the Code. Specifically:

                          (a) Following the Merger, Global will hold at least 90 percent of the fair market value of its net assets and at least 70 percent of the fair market value of its gross assets and at least 90 percent of the fair market value of Merger Sub's net assets and at least 70 percent of the fair market value of Merger Sub's gross assets, held immediately prior to the Merger, taking into account amounts used to pay merger expenses and any distributions other than regular dividends.

                          (b)  Seagull has no plan or intention to (i)
         liquidate Global, (ii) merge Global with or into another corporation,
         (iii) sell or otherwise dispose of the stock of Global except for transfers of stock to corporations controlled (within the meaning of section 368(c) of the Code) by Seagull, (iv) cause or permit Global to issue additional shares of its capital stock that would result in Seagull's losing control (within the meaning of section 368(c) of the Code) of Global, (v) cause or permit Global to sell or otherwise dispose of any of its assets or of any of the assets acquired from Merger Sub except for dispositions made in the ordinary course of business or transfers of assets to a corporation controlled by Global, or (vi) reacquire any of Seagull Common Stock issued to the holders of Global Common Stock pursuant to the Merger.

                          (c) Merger Sub will have no liabilities assumed by Global and will not transfer to Global any assets subject to liabilities in the Merger.

                          (d) Following the Merger, Global will continue its historic business or use a significant portion of its historic assets in a business.

                          (e) There is no intercorporate indebtedness existing between Seagull and Global or between Merger Sub and Global that was issued, acquired, or will be settled at a discount.

                          (f) Seagull is not an investment company as defined in section 368(a)(2)(F)(iii) and (iv) of the Code.

                          (g) Seagull does not own, nor has it owned during the past five years, any shares of the capital stock of Global.

                          (h) None of the compensation to be received by any shareholder-employees of Global will be separate consideration for, or allocable to, any of their shares of Global Common Stock; none of the shares of Seagull Common Stock to be received by any shareholder-employees will be separate consideration for, or allocable to, any employment





                                     38                      PAGE 48 OF 71 PAGES

                                                                     EXHIBIT 1.1

         agreement; and the compensation paid to any shareholder-employees will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

                          (i) The payment of cash in lieu of fractional shares of Seagull Common Stock is solely for the purpose of avoiding the expense and inconvenience to Seagull of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid instead of issuing fractional shares of Seagull Common Stock will not exceed one percent (1%) of the total consideration that will be issued pursuant to the Merger to the Global shareholders in exchange for their Global Common Stock. The fractional share interests will be aggregated, and no Global shareholder will receive cash in an amount greater than the value of one full share of Seagull Common Stock.


                                   ARTICLE VI

                     CONDUCT OF BUSINESS PENDING THE MERGER

         Section 6.1 Conduct of Business by Global Pending the Merger. From the date hereof until the Effective Time, unless Seagull shall otherwise agree in writing, or except as set forth in the Global Disclosure Schedule or as otherwise contemplated by this Agreement, Global and its Subsidiaries shall conduct their business in the ordinary course consistent with past practice and shall use all reasonable efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and key employees, subject to the terms of this Agreement. Except as set forth in the Global Disclosure Schedule or as otherwise provided in this Agreement, and without limiting the generality of the foregoing, from the date hereof until the Effective Time, without the written consent of Seagull, which consent shall not be unreasonably withheld:

                 (a) Neither Global nor its Subsidiaries will adopt or propose any change to its Certificate of Incorporation or By-Laws;

                 (b) Global will not, and will not permit any of its Subsidiaries to (i) declare, set aside or pay any dividend or other distribution with respect to any shares of capital stock of Global or its Subsidiaries or (ii) repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other securities of, or other ownership interests in, Global or any of its Subsidiaries, other than intercompany acquisitions of stock;

                 (c) Global will not, and will not permit any of its Subsidiaries to, merge or consolidate with any other person or acquire a material amount of assets of any other person;

                 (d) Except as set forth in Section 6.1(d), Global will not, and will not permit any of its Subsidiaries to, sell, lease, license or otherwise surrender, relinquish or dispose of any assets or properties with an aggregate fair market value exceeding $1,000,000;

                 (e) Global will not settle any material Audit, make or change any material Tax election or file any material amended Tax Return;





                                     39                      PAGE 49 OF 71 PAGES

                                                                     EXHIBIT 1.1

                 (f) Except as otherwise permitted by this Agreement, Global will not issue any securities (except pursuant to existing obligations disclosed in the Global SEC Reports or the Global Disclosure Schedule), enter into any amendment of any term of any outstanding security of Global or of any of its Subsidiaries, incur any indebtedness except trade debt in the ordinary course of business or pursuant to existing credit facilities or arrangements, fail to make any required contribution to any Global ERISA Plan, increase compensation, bonus (except as set forth in Section 6.1(f) of the Global Disclosure Schedule) or other benefits payable to any executive officer or former employee or enter into any settlement or consent with respect to any pending litigation;

                 (g) Global will not change any method of accounting or accounting practice by Global or any of its Subsidiaries, except for any such change required by GAAP;

                 (h) Global will not take any action that would give rise to a claim under the WARN Act or any similar state law or regulation because of a "plant closing" or "mass layoff" (each as defined in the WARN Act);

                 (i) Global will not amend or otherwise change the terms of the Global Engagement Letters, except to the extent that any such amendment or change would result in terms more favorable to Global;

                 (j) Neither Global nor any of its Subsidiaries will become bound or obligated to participate in any operation, or consent to participate in any operation, with respect to any Oil and Gas Interests that will individually cost in excess of $5 million unless the operation is a currently existing obligation of Global or any of its Subsidiaries or necessary to extend, preserve or maintain an Oil and Gas Interest;

                 (k) Neither Global nor any of its Subsidiaries will enter into any futures, hedge, swap, collar, put, call, floor, cap, option or other contracts that are intended to benefit from or reduce or eliminate the risk of fluctuations in the price of commodities, including Hydrocarbons, or securities, other than in the ordinary course of business in accordance with Global's current policies;

                 (l) Global will not, and will not permit any of its Subsidiaries to, agree or commit to do any of the foregoing;

                 (m) Global will not, and will not permit any of its Subsidiaries to (i) take, or agree or commit to take, any action that would make any representation and warranty of Global hereunder inaccurate in any respect at, or as of any time prior to, the Effective Time or (ii) omit, or agree or commit to omit, to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time; and

                 (n) Neither Global nor any of its Subsidiaries shall (A) adopt, amend (other than amendments that reduce the amounts payable by Global or any Subsidiary, or amendments required by law to preserve the qualified status of a Global Benefit Plan) or assume an obligation to contribute to any employee benefit plan or arrangement of any type or collective bargaining agreement or enter into any employment, severance or similar contract with any person (including, without limitation, contracts with management of Global or any Subsidiaries that might require that





                                     40                      PAGE 50 OF 71 PAGES

                                                                     EXHIBIT 1.1

payments be made upon the consummation of the transactions contemplated hereby) or amend any such existing contracts to increase any amounts payable thereunder or benefits provided thereunder, (B) engage in any transaction (either acting alone or in conjunction with any Global Benefit Plan or trust created thereunder) in connection with which Global or any Subsidiary could be subjected (directly or indirectly) to either a civil penalty assessed pursuant to subsections (c), (i) or (l) of Section 502 of ERISA or a tax imposed pursuant to Chapter 43 of Subtitle D of the Code, (C) terminate any Global Benefit Plan in a manner, or take any other action with respect to any Global Benefit Plan, that could result in the liability of Global or any Subsidiary to any person, (D) take any action that could adversely affect the qualification of any Global Benefit Plan or its compliance with the applicable requirements of ERISA, (E) fail to make full payment when due of all amounts which, under the provisions of any Global Benefit Plan, any agreement relating thereto or applicable law, Global or any Subsidiary are required to pay as contributions thereto or (F) fail to file, on a timely basis, all reports and forms required by federal regulations with respect to any Global Benefit Plan.

         Section 6.2 Conduct of Business by Seagull Pending the Merger. From the date hereof until the Effective Time, unless Global shall otherwise agree in writing, or except as set forth in the Seagull Disclosure Schedule or as otherwise contemplated by this Agreement, Seagull shall conduct, and shall cause its Subsidiaries to conduct, its business in the ordinary course consistent with past practice and shall use, and shall cause its each of its Subsidiaries to use, all reasonable efforts to preserve intact its business organizations and relationships with third parties and to keep available the services of its key employees, subject to the terms of this Agreement. Except as set forth in the Seagull Disclosure Schedule or as otherwise provided in this Agreement, and without limiting the generality of the foregoing, from the date hereof until the Effective Time, without the written consent of Global, which consent shall not be unreasonably withheld:

                 (a) Neither Seagull nor Merger Sub will adopt or propose any change to its Certificate of Incorporation or By-Laws;

                 (b) Seagull will not, and will not permit any of its Subsidiaries to (i) declare, set aside or pay any dividend or other distribution with respect to any shares of capital stock of Seagull or (ii) repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other securities of, or other ownership interests in, Seagull or any of its Subsidiaries, other than intercompany acquisitions of stock or, subject to the provisions of Section 7.18(b) market purchases conducted in accordance with Rules 10b-18 under the Exchange Act.

                 (c) Neither Seagull nor Merger Sub will merge or consolidate with any other person or acquire assets having aggregate purchase prices of more than $150 million (excluding the acquisition of Esso Seuz, Inc. and certain assets of Esso Egypt Limited);

                 (d) Except as set forth in Section 6.2(d) of the Seagull Disclosure Schedule, neither Seagull nor any of its Subsidiaries will sell, lease, license or otherwise surrender, relinquish or dispose of any assets or properties with an aggregate fair market value exceeding $1,000,000;

                 (e) Seagull will not settle any material Audit, make or change any material Tax election or file any material amended Tax Return;





                                     41                      PAGE 51 OF 71 PAGES

                                                                     EXHIBIT 1.1



                 (f) Except as otherwise permitted by this Agreement, Seagull will not issue any securities (except pursuant to existing obligations disclosed in the Seagull SEC Reports or the Seagull Disclosure Schedule), enter into any amendment of any term of any outstanding security of Seagull or of any of its Subsidiaries, incur any indebtedness except trade debt in the ordinary course of business or pursuant to existing credit facilities or arrangements, fail to make any required contribution to any Seagull ERISA Plan, increase compensation, bonus (except as set forth in Section 6.2(e) of the Seagull Disclosure Schedule) or other benefits payable to any executive officer or former employee or enter into any settlement or consent with respect to any pending litigation;

                 (g) Seagull will not change any method of accounting or accounting practice, except for any such change required by GAAP;

                 (h) Seagull will not amend or otherwise change the terms of the Seagull Engagement Letters, except to the extent that any such amendment or change would result in terms more favorable to Seagull;

                 (i) Neither Seagull nor any of its Subsidiaries will become bound or obligated to participate in any operation, or consent to participate in any operation, with respect to any Oil and Gas Interest that will individually cost in excess of $5 million unless the operation is a currently existing obligation of Seagull or any of its Subsidiaries or necessary to extend, preserve or maintain an Oil and Gas Interest;

                 (j) Neither Seagull nor any of its Subsidiaries will enter into any futures, hedge, swap, collar, put, call, floor, cap, option or other contracts that are intended to benefit from or reduce or eliminate the risk of fluctuations in the price of commodities, including Hydrocarbons other than in the ordinary course of business in accordance with Seagull's current policies;

                 (k) Seagull will not, and will not permit any of its Subsidiaries to, agree or commit to do any of the foregoing;

                 (l) Seagull will not, and will not permit any of its Subsidiaries to (i) take, or agree or commit to take, any action that would make any representation and warranty of Seagull or Merger Sub hereunder inaccurate in any respect at, or as of any time prior to, the Effective Time or
(ii) omit, or agree or commit to omit, to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time; and

                 (m) Neither Seagull nor any of its Subsidiaries shall (A) adopt, amend (other than amendments that reduce the amounts payable by Seagull or any Subsidiary, or amendments required by law to preserve the qualified status of a Seagull Benefit Plan) or assume an obligation to contribute to any employee benefit plan or arrangement of any type or collective bargaining agreement or enter into any employment, severance or similar contract with any person (including, without limitation, contracts with management of Seagull or any Subsidiaries that might require that payments be made upon consummation of the transactions contemplated hereby) or amend any such existing contracts to increase any amounts payable thereunder or benefits provided thereunder, (B) engage in any transaction (either acting alone or in conjunction with any Seagull Benefit Plan or trust created thereunder) in connection with which Seagull or any Subsidiary could be subjected (directly or indirectly) to either a civil penalty assessed pursuant to subsections (c), (i) or (l) of





                                     42                      PAGE 52 OF 71 PAGES

                                                                     EXHIBIT 1.1

Section 502 of ERISA or a tax imposed pursuant to Chapter 43 of Subtitle D of the Code, (C) terminate any Seagull Benefit Plan in a manner, or take any other action with respect to any Seagull Benefit Plan, that could result in the liability of Seagull or any Subsidiary to any person, (D) take any action that could adversely affect the qualification of any Seagull Benefit Plan or its compliance with the applicable requirements or ERISA, (E) fail to make full payment when due of all amounts which, under the provisions of any Seagull Benefit Plan, any agreement relating thereto or applicable law, Seagull or any Subsidiary are required to pay as contributions thereto or (F) fail to file, on a timely basis, all reports and forms required by federal regulations with respect to any Seagull Benefit Plan.

         Section 6.3 Conduct of Business of Merger Sub. From the date hereof to the Effective Time, Merger Sub shall not engage in any activities of any nature except as provided in or contemplated by this Agreement.


                                  ARTICLE VII

                             ADDITIONAL AGREEMENTS

         Section 7.1 Access and Information. The parties shall each afford to the other and to the other's financial advisors, legal counsel, accountants, consultants, financing sources, and other authorized representatives access during normal business hours throughout the period prior to the Effective Time to all of its books, records, properties, contracts, leases, plants and personnel and, during such period, each shall furnish promptly to the other (a) a copy of each report, schedule and other document filed or received by it pursuant to the requirements of federal or state securities laws, and (b) all other information as such other party reasonably may request, provided that no investigation pursuant to this Section 7.1 shall affect any representations or warranties made herein or the conditions to the obligations of the respective parties to consummate the Merger. Each party shall hold in confidence all nonpublic information until such time as such information is otherwise publicly available and, if this Agreement is terminated, each party will deliver to the other all documents, work papers and other materials (including copies) obtained by such party or on its behalf from the other party as a result of this Agreement or in connection herewith, whether so obtained before or after the execution hereof. Notwithstanding the foregoing, the Confidentiality Agreement dated July 8, 1996 between Seagull and Global shall survive the execution and delivery of this Agreement.

         Section 7.2  Acquisition Proposals.

                 (a) From the date hereof until the termination hereof, Global and its Subsidiaries will not, and will cause their respective officers, directors, employees or other agents not to, directly or indirectly, (i) take any action to solicit, initiate or encourage any Global Acquisition Proposal (as hereinafter defined) or (ii) engage in negotiations with, or disclose any nonpublic information relating to Global or its Subsidiaries, respectively, or afford access to their respective properties, books or records to any person that may be considering making, or has made, a Global Acquisition Proposal. Nothing contained in this Section 7.2 shall prohibit Global and its Board of Directors from (i) taking and disclosing a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated by the SEC under the Exchange Act, or (ii) furnishing





                                     43                      PAGE 53 OF 71 PAGES

                                                                     EXHIBIT 1.1

information, including without limitation nonpublic information to, or entering into negotiations with, any person or entity that has indicated its willingness to make an unsolicited bona fide proposal to acquire Global pursuant to a merger, consolidation, share exchange, purchase of a substantial portion of the assets, business combination or other similar transaction, if, and only to the extent that, (A) such unsolicited bona fide proposal relating to a Global Acquisition Proposal is made by a third party that the Board of Directors of Global determines in good faith that the third party has the good faith intent to proceed with negotiations to consider, and financial capability to consummate, such Global Acquisition Proposal, (B) the Board of Directors of Global, after duly considering the written advice of outside legal counsel to Global, determines in good faith that such action is required for the Board of Directors of Global to comply with its fiduciary duties to stockholders imposed by applicable law, (C) contemporaneously with furnishing such information to, or entering into discussions or negotiations with, such person or entity Global provides written notice to Seagull to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity and (D) Global uses all reasonable efforts to keep Seagull informed in all material respects of the status and terms of any such negotiations or discussions (including without limitation the identity of the person or entity with whom such negotiations or discussions are being held) and provides Seagull copies of such written proposals and any amendments or revisions thereto or correspondence related thereto; provided, that Seagull agrees to execute a confidentiality agreement, in form reasonably acceptable to it, with respect to any such information delivered to Seagull pursuant to this clause (D), which confidentiality agreement shall be subject to Seagull's disclosure obligations arising under applicable law or securities exchange regulations.

                 (b) The term "Global Acquisition Proposal" as used herein means any offer or proposal for, or any indication of interest in, a merger or other business combination directly or indirectly involving Global or any Global Subsidiary or the acquisition of a substantial equity interest in, or a substantial portion of the assets of, any such party, other than the transactions contemplated by this Agreement.

         Section 7.3  Directors' and Officers' Indemnification and Insurance.

                 (a) For six years after the Effective Time, Seagull shall cause the Surviving Corporation to indemnify, defend and hold harmless the present and former officers, directors, employees and agents of Global and its Subsidiaries (each an "Indemnified Party") against all losses, claims, damages, liabilities, fees and expenses (including reasonable fees and disbursements of counsel and judgments, fines, losses, claims, liabilities and amounts paid in settlement (provided that any such settlement is effected with the prior written consent of Seagull)) arising out of actions or omissions in their capacity as such occurring at or prior to the Effective Time to the full extent permitted under New Jersey law or Global's Certificate of Incorporation, Bylaws or written indemnification agreements in effect at the date hereof, including provisions therein relating to the advancement of expenses incurred in the defense of any action or suit; provided, that in the event any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims; and provided,





                                     44                      PAGE 54 OF 71 PAGES

                                                                     EXHIBIT 1.1

further, that any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under New Jersey law, Global's Certificate of Incorporation or Bylaws or such agreements, as the case may be, shall be made by independent counsel mutually acceptable to Seagull and the Indemnified Party; and provided, further, that nothing herein shall impair any rights or obligations of any present or former directors or officers of Global. In the event that any claim or claims are brought against any Indemnified Party (whether arising before or after the Effective Time), such Indemnified Party may select counsel for the defense of such claim, which counsel shall be reasonably acceptable to Global (if selected prior to the Effective Time) and the Surviving Corporation (if selected after the Effective
Time).

                 (b) Seagull shall cause the Surviving Corporation to maintain Global's existing officers' and directors' liability insurance policy ("D&O Insurance") for a period of not less than six years after the Effective Time, but only to the extent related to actions or omissions prior to the Effective Time; provided, that the Surviving Corporation may substitute therefor policies of substantially similar coverage and amounts containing terms no less advantageous to such former directors or officers; provided further, that the aggregate amount of premiums to be paid with respect to the maintenance of such D&O Insurance for such six year period shall not exceed $1,000,000.

         Section 7.4 Further Assurances. Each party hereto agrees to use all reasonable efforts to obtain all consents and approvals and to do all other things necessary for the consummation of the transactions contemplated by this Agreement. The parties agree to take such further action to deliver or cause to be delivered to each other at the Closing and at such other times thereafter as shall be reasonably agreed by such additional agreements or instruments as any of them may reasonably request for the purpose of carrying out this Agreement and agreements and transactions contemplated hereby and thereby. The parties shall afford each other access to all information, documents, records and personnel who may be necessary for any party to comply with laws or regulations (including without limitation the filing and payment of taxes and handling tax audits), to fulfill its obligations with respect to indemnification hereunder or to defend itself against suits or claims of others. Seagull and Global shall duly preserve all files, records or any similar items of Seagull or Global received or obtained as a result of the Merger with the same care and for the same period of time as it would preserve its own similar assets.

         Section 7.5  Expenses.

                 (a) Except as provided in paragraph (c), all Expenses (as defined below) incurred by the parties hereto shall be borne solely and entirely by the party that has incurred such Expenses; provided, however, that if this Agreement is terminated for any reason, then the allocable share of Seagull and Merger Sub, as a group, and Global for all Expenses (including any fees and expenses of accountants, experts, and consultants, but excluding the fees and expenses of legal counsel and investment bankers) related to preparing, printing, filing and mailing the Registration Statement, the Proxy Statement/Prospectus and all SEC and other regulatory filing fees incurred in connection with the Registration Statement, Proxy Statement/Prospectus and HSR, shall be allocated one-half each.

                 (b) "Expenses" as used in this Agreement shall include all reasonable out-of-pocket expenses (including, without limitation, all reasonable fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Registration





                                     45                      PAGE 55 OF 71 PAGES

                                                                     EXHIBIT 1.1

Statement, the Proxy Statement/Prospectus, the solicitation of stockholder approvals, requisite HSR filings and all other matters related to the consummation of the transactions contemplated hereby.

                 (c) Global agrees that, if (i) Seagull terminates this Agreement pursuant to Section 10.1(g) or (ii) Global terminates this Agreement pursuant to Section 10.1(h) or (iii) Seagull terminates this Agreement pursuant to Section 10.1(d) or Seagull terminates this Agreement pursuant to Section 10.1(b) at a time that a Global Breach (as hereinafter defined) exists and in each case described in clauses (i), (ii) and (iii) within nine months after the termination of this Agreement (A) a transaction is consummated, which transaction, if offered or proposed, would constitute a Global Acquisition Proposal, (B) a definitive agreement (the execution and delivery of which has been authorized by the boards of directors, or comparable bodies, that would if consummated constitute a Global Acquisition Proposal) for such a transaction is entered into or (C) (X) any person shall have acquired beneficial ownership or the right to acquire beneficial ownership of, or any "group" (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated hereunder), shall have been formed that beneficially owns, or has the right to acquire beneficial ownership of, outstanding shares of capital stock of Global then representing 50% or more of the combined power to vote generally for the election of directors and (Y) the Board of Directors of Global has taken any action, including without limitation the redemption of the Rights under the Global Rights Plan, or the amendment, termination of similar action with respect to the Global Rights Plan for the benefit of such person, that facilitates the acquisition by such person or group of such beneficial ownership, then in any such case Global shall pay to Seagull a Termination Fee of $20 million, plus the reasonably documented Expenses of Seagull and Merger Sub up to $2 million. In no event shall any such Termination Fee be payable in the event that the Seagull Board of Directors withdraws, modifies or changes its recommendation of this Agreement or the Merger.

         Section 7.6 Cooperation. Subject to compliance with applicable law, from the date hereof until the Effective Time, each of the parties hereto shall confer on a regular and frequent basis with one or more representatives of the other parties to report operational matters of materiality and the general status of ongoing operations and shall promptly provide the other party or its counsel with copies of all filings made by such party with any Governmental Authority in connection with this Agreement and the transactions contemplated hereby.

         Section 7.7 Publicity. Neither Global, Seagull nor any of their respective affiliates shall issue or cause the publication of any press release or other announcement with respect to the Merger, this Agreement or the other transactions contemplated hereby without the prior consultation of the other party, except as may be required by law or by any listing agreement with a national securities exchange.

         Section 7.8 Additional Actions. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, or to remove any injunctions or other impediments or delays, to consummate and make effective the Merger and the other transactions contemplated by this Agreement, subject, however, to the appropriate vote of stockholders of Global and Seagull required so to vote.





                                     46                      PAGE 56 OF 71 PAGES

                                                                     EXHIBIT 1.1



         Section 7.9 Filings. Each party hereto shall make all filings required to be made by such party in connection herewith or desirable to achieve the purposes contemplated hereby, and shall cooperate as needed with respect to any such filing by any other party hereto.

         Section 7.10 Consents. Each of Seagull, Merger Sub and Global shall use all reasonable efforts to obtain all consents necessary or advisable in connection with its obligations hereunder.

         Section 7.11 Employee Matters; Benefit Plans. Seagull will evaluate its personnel needs and consider continuing the employment of certain employees of Global on a case-by-case basis. After the Effective Time, Seagull will provide to any employees of Global who are employed by Global as of the Effective Time (the "Retained Employees") the same base salary or wages provided to such employees prior to the Effective Time. From and after the Effective Time until January 1, 1997, any Global Benefit Plan shall be continued separately without change, except for (i) changes required by applicable law, and (ii) changes not adverse to the Retained Employees, for the benefit of, and participation therein shall continue to be made available to, the Retained Employees. From and after the Effective Time until January 1, 1997, in the event that a Retained Employee is transferred or reassigned from Global to a position with Seagull and is no longer covered under any Global Benefit Plan, such individual shall be afforded coverage under the Seagull employee plans that are available to similarly situated employees of Seagull. Any Retained Employee who is terminated after the Effective Time shall be provided benefits under the Seagull Energy Corporation Management Stability Plan (or, at the election of Seagull, one or more such Retained Employees shall receive comparable benefits under a separate severance agreement). From and after January 1, 1997, Seagull will provide, or cause to be provided to, the Retained Employees employee plans that are comparable to the employee plans that Seagull provides to its similarly situated employees or provide coverage under existing Seagull benefit plans provided to similarly situated employees. Further, Seagull shall (i) waive, or cause to be waived, any preexisting condition limitations applicable to the Retained Employees under any group medical plan to the extent that a Retained Employee's condition would not have operated as a preexisting condition limitation under Global's group medical plan, (ii) cause any employee pension benefit plan (as such term is defined in Section 3(2) of ERISA) which is intended to be qualified under Section 401 of the Code to be amended to provide that the Retained Employees shall receive credit for participation and vesting purposes under such plan for their period of employment with Global and its predecessors to the extent such predecessor employment was recognized by Global, and (iii) credit the Retained Employees under each other employee benefit plan or policy which is not described in clause (ii) above for their period of employment with Global or its predecessors to the extent such predecessor employment was recognized by Global, but not in excess of the maximum credit available to Seagull's employees under such plan or policy.

         Section 7.12 Seagull Board. Seagull shall take action to cause the number of directors on the Seagull Board at the Effective Time to be increased by three directors and shall use all reasonable efforts to have three individuals designated by Global prior to the Effective Time (the "Global Designees") to be elected by Seagull's shareholders at the Seagull Special Meeting (as defined below) to fill such number of additional directors. The Global Designees shall be elected to serve in the board classes, with the corresponding terms, set forth on Schedule 7.12.





                                     47                      PAGE 57 OF 71 PAGES

                                                                     EXHIBIT 1.1

         Section 7.13  Stockholders Meetings.

                 (a) Approval of Global Shareholders. Global shall, as promptly as reasonably practicable after the date hereof (i) take all steps reasonably necessary to call, give notice of, convene and hold a special meeting of its shareholders (the "Global Special Meeting") for the purpose of securing the Global Shareholders' Approval, (ii) distribute to its shareholders the Proxy Statement/Prospectus in accordance with applicable federal and state law and with its articles of incorporation and bylaws, which Proxy Statement/Prospectus shall contain the recommendation of the Board of Directors of Global that its shareholders approve the Global Merger, this Agreement and the transactions contemplated hereby, (iii) use all reasonable efforts to solicit from its shareholders proxies in favor of the approval and adoption of the Global Merger, this Agreement and the transactions contemplated hereby and to secure the Global Shareholders' Approval, and (iv) cooperate and consult with Seagull with respect to each of the foregoing matters; provided, that nothing contained in this Section 7.4(a) shall prohibit the Global Board of Directors from failing to make or from withdrawing or modifying its recommendation to the Global shareholders hereunder if the Board of Directors of Global, after consultation with and based upon the written advice of independent legal counsel, determines in good faith that such action is necessary for such Board of Directors to comply with its fiduciary duties to its shareholders under applicable law.

                 (b) Approval of Seagull Shareholders. Seagull shall, as promptly as reasonably practicable after the date hereof (i) take all steps reasonably necessary to call, give notice of, convene and hold a special meeting of its shareholders (the "Seagull Special Meeting") for the purpose of securing the Seagull Shareholders' Approval, (ii) distribute to its shareholders the Proxy Statement/Prospectus in accordance with applicable federal and state law and its articles of incorporation and bylaws, which Proxy Statement/Prospectus shall contain the recommendation of the Seagull Board of Directors that its shareholders approve the Reincorporation Merger, this Agreement and the transactions contemplated hereby and (iii) use all reasonable efforts to solicit from its shareholders proxies in favor of the approval and adoption of the Reincorporation Merger, this Agreement and the transactions contemplated hereby and to secure the Seagull Shareholders' Approval, and (iv) cooperate and consult with Global with respect to each of the foregoing matters; provided, that nothing contained in this Section 7.4(b) shall prohibit the Seagull Board of Directors from failing to make or from withdrawing or modifying its recommendation to the Seagull shareholders hereunder if the Board of Directors of Seagull, after consultation with and based upon the written advice of independent legal counsel, determines in good faith that such action is necessary for such Board of Directors to comply with its fiduciary duties to its shareholders under applicable law.

                 (c) Meeting Date. The Seagull Special Meeting and the Global Special Meeting shall be held on the same day unless otherwise agreed by Seagull and Global.

         Section 7.14 Preparation of the Proxy Statement/Prospectus and Registration Statement.

                 (a) Seagull and Global shall promptly prepare and file with the SEC a preliminary version of the Proxy Statement/Prospectus and will use all reasonable efforts to respond to the comments of the SEC in connection therewith and to furnish all information required to prepare the definitive Proxy Statement/Prospectus. At any time from (and including) the initial filing with the SEC of the Proxy Statement/Prospectus until the date that is five business days after the receipt from





                                     48                      PAGE 58 OF 71 PAGES
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                                                                     EXHIBIT 1.1

the SEC of comments on the Proxy Statement/Prospectus, Seagull shall file with the SEC the Registration Statement containing the Proxy Statement/Prospectus so long as Seagull shall have provided to Global a copy of the Registration Statement containing the Proxy Statement/Prospectus at least ten days prior to any filing thereof and any supplement or amendment at least two days prior to any filing thereof. Subject to the foregoing sentence, the date that the Registration Statement is filed with the SEC shall be determined by Seagull in its reasonable judgment. Each of Seagull and Global shall use all reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. Seagull shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process in any jurisdiction) required to be taken under any applicable state securities laws in connection with the issuance of Seagull Common Stock in the Merger and Global shall furnish all information concerning Global and the holders of shares of Global capital stock as may be reasonably requested in connection with any such action. Promptly after the effectiveness of the Registration Statement, each of Seagull and Global shall cause the Proxy Statement/Prospectus to be mailed to its respective stockholders, and if necessary, after the definitive Proxy Statement/Prospectus shall have been mailed, promptly circulate amended, supplemented or supplemental proxy materials and, if required in connection therewith, resolicit proxies. Seagull shall advise Global and Global shall advise Seagull, as applicable, promptly after it receives notice thereof, of the time when the Registration Statement shall become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Seagull Common Stock for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement/Prospectus or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.

                 (b) Letter of Seagull's Accountants. Following receipt by KPMG Peat Marwick LLP, Seagull's independent auditors, of an appropriate request from Global pursuant to SAS No. 72, Seagull shall use all reasonable efforts to cause to be delivered to Global a letter of KPMG Peat Marwick LLP, dated a date within two business days before the effective date of the Registration Statement, and addressed to Global, in form and substance reasonably satisfactory to Global and customary in scope and substance for "cold comfort" letters delivered by independent public accountants in connection with registration statements and proxy statements similar to the Proxy Statement/Prospectus.

                 (c) Letter of Global's Accountants. Following receipt by KPMG Peat Marwick, Global's independent auditors, of an appropriate request from Seagull pursuant to SAS No. 72, Global shall use all reasonable efforts to cause to be delivered to Seagull a letter of KPMG Peat Marwick LLP, dated a date within two business days before the effective date of the Registration Statement, and addressed to Seagull, in form and substance satisfactory to Seagull and customary in scope and substance for "cold comfort" letters delivered by independent public accountants in connection with registration statements and proxy statements similar to the Proxy Statement/Prospectus.

                 (d) Fairness Opinions. Prior to mailing the Proxy Statement/Prospectus to the shareholders of Global and Seagull (i) Seagull shall have received an opinion from Donaldson, Lufkin & Jenrette Securities Corporation, dated the date of the Proxy Statement/Prospectus, to the effect that, as of the date thereof, the Common Stock Exchange Ratio is fair to the holders of Seagull Common Stock from a financial point of view, and (ii) Global shall have received an opinion from





                                     49                      PAGE 59 OF 71 PAGES

                                                                     EXHIBIT 1.1

Petrie Parkman & Co., Inc. dated the date of the Proxy Statement/Prospectus, to the effect that, as of the date thereof, the consideration to be received by holders of Global Common Stock pursuant to the Merger is fair to such holders from a financial point of view.

         Section 7.15 Stock Exchange Listing. Seagull shall use all reasonable efforts to cause the Seagull Common Stock to be issued in the Merger to be approved for listing on the NYSE prior to the Effective Time, in each case, subject to official notice of issuance.

         Section 7.16 Notice of Certain Events. Each party to this Agreement shall promptly as reasonably practicable notify the other parties hereto of:

                          (i) any notice or other communication from any Person alleging that the consent of such Person (or other Person) is or may be required in connection with the transactions contemplated by this Agreement;

                          (ii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

                          (iii) any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge, threatened against, relating to or involving or otherwise affecting it or any of its Subsidiaries which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Sections 4.11, 4.12, 5.11 or 5.12 or which relate to the consummation of the transactions contemplated by this Agreement;

                          (iv) any notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default, received by it or any of its Subsidiaries subsequent to the date of this Agreement, under any material agreement; and

                          (v) any Global Material Adverse Effect or Seagull Material Adverse Effect or the occurrence of any event which is reasonably likely to result in a Global Material Adverse Effect or a Seagull Material Adverse Effect, as the case may be.

         Section 7.17 Site Inspections. Subject to compliance with applicable law (including applicable Environmental Laws), from the date hereof until the Effective Time, each of the parties hereto may undertake (at that party's sole cost and expense) an environmental assessment or assessments (an "Assessment") of any other party's operations, business and/or properties that are the subject of this Agreement. An Assessment may include, but not be limited to, a review of permits, files and records, as well as visual and physical inspections and testing. Before conducting an Assessment, the party intending to conduct such Assessment (the "Inspecting Party") shall confer with the party whose operations, business or property is the subject of such Assessment (the "Inspected Party") regarding the nature, scope and scheduling of such Assessment, and shall comply with such conditions as the Inspected Party may reasonably impose to avoid interference with the Inspected Party's operations or business. The Inspected Party shall cooperate in good faith with the Inspecting Party's effort to conduct an Assessment.





                                     50                      PAGE 60 OF 71 PAGES

                                                                     EXHIBIT 1.1

         Section 7.18  Affiliate Agreements; Tax Treatment; Pooling.

                 (a) Global shall use all reasonable efforts to obtain and deliver to Seagull on or prior to the Effective Time an executed letter agreement, in form mutually acceptable to the parties, from (i) each person who is an affiliate of Global on the date hereof, (ii) any person who may be deemed to have become an affiliate of Global after the date of this Agreement and
(iii) any person whose agreement thereto may be deemed reasonably necessary by Seagull to sustain the Merger's status as a Pooling Transaction.

                 (b) Seagull shall use all reasonable efforts to obtain and deliver t Global an executed letter agreement, in form mutually acceptable to the parties, from (i) each person who is an affiliate of Seagull on the date hereof, (ii) any person who may be deemed to have become an affiliate of Seagull after the date of this Agreement and (iii) any person whose agreement thereto may be deemed reasonably necessary by Seagull to sustain the Merger's status as a Pooling Transaction.

                 (c) Each party hereto shall use all reasonable efforts to cause the Merger to qualify, and shall not take, and shall use all reasonable efforts to prevent any subsidiary of such party from taking, any actions which could prevent the Merger from qualifying, as a reorganization under the provisions of Section 368(a) of the Code.

                 (d) Seagull shall assume the obligations of Global under that certain Registration Rights Agreement dated August 3, 1987 between the Stockholder and Global.

                                  ARTICLE VIII

                    CONDITIONS TO CONSUMMATION OF THE MERGER

         Section 8.1 Conditions to the Obligation of Each Party. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

                 (a) The Global Shareholders' Approval and the Seagull Shareholders' Approval shall have been obtained.

                 (b) No action, suit or proceeding instituted by any Governmental Authority shall be pending and no statute, rule or regulation and no injunction, order, decree or judgment of any court or Governmental Authority of competent jurisdiction shall be in effect which would prohibit, restrain, enjoin or restrict the consummation of the Merger.

                 (c) The Registration Statement shall have become effective in accordance with the provisions of the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceeding for such purpose shall be pending before or threatened by the SEC.

                 (d) Each of Global and Seagull shall have obtained such permits, authorizations, consents, or approvals required to consummate the transactions contemplated hereby.





                                     51                      PAGE 61 OF 71 PAGES

                                                                     EXHIBIT 1.1

                 (e) The shares of Seagull Common Stock to be issued in the Merger shall have been approved for listing on the NYSE, in each case, subject to official notice of issuance.

         Section 8.2 Conditions to the Obligations of Seagull and Merger Sub. The obligation of Seagull and Merger Sub to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

                 (a) Global shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Effective Time and the representations and warranties of Global contained in this Agreement, to the extent qualified with respect to materiality shall be true and correct in all respects, and to the extent not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and at and as of the Effective Time as if made at and as of such time, except as expressly contemplated by the Global Disclosure Letter or this Agreement, and Seagull shall have received a certificate of the Chief Executive Officer, Chief Operating Officer, Corporate Counsel and Vice President - Finance of Global as to the satisfaction of this condition.

                 (b) All proceedings to be taken by Global in connection with the transactions contemplated by this Agreement and all documents, instruments and certificates to be delivered by Global in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in form and substance to Seagull and Merger Sub and their counsel.

                 (c) From the date of this Agreement through the Effective Time, there shall not have occurred any change in the financial condition, business, operations or prospects of Global and its Subsidiaries, taken as a whole, that would have or would be reasonably likely to have a Global Material Adverse Effect, other than any such change that affects both Seagull and Global in a substantially similar manner.

                 (d) Seagull shall have received from KPMG Peat Marwick LLP a written opinion dated the Effective Time to the effect that the transactions contemplated by this Agreement, including the Merger, when effected in accordance with the terms thereof, shall be accounted for in the consolidated financial statements of Seagull and its subsidiaries as a Pooling Transaction, and a copy of such opinion shall have been delivered to Global.

                 (e) Seagull shall have received an opinion from Vinson & Elkins L.L.P. prior to the effectiveness of the Registration Statement to the effect that (i) the Merger will constitute a reorganization under section 368(a) of the Code, (ii) Seagull, Merger Sub and Global will each be a party to that reorganization, and (iii) no gain or loss will be recognized by Seagull, Merger Sub or Global by reason of the Merger.

         Section 8.3 Conditions to the Obligations of Global. The obligation of Global to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

                 (a) Each of Seagull and Merger Sub shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Effective Time and the representations and warranties of each of Seagull and Merger Sub contained in this Agreement, to the extent qualified with respect to materiality shall be true and correct in all respects, and to the





                                     52                      PAGE 62 OF 71 PAGES

                                                                     EXHIBIT 1.1

extent not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and at and as of the Effective Time as if made at and as of such time, except as expressly contemplated by the Seagull Disclosure Letter or this Agreement, and Global shall have received a certificate of the Chief Executive Officer, President, General Counsel and Chief Financial Officer of Seagull and an executive officer and the chief financial officer of Merger Sub as to the satisfaction of this condition.

                 (b) All proceedings to be taken by each of Seagull and Merger Sub in connection with the transactions contemplated by this Agreement and all documents, instruments and certificates to be delivered by each of Seagull and Merger Sub in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in form and substance to Global and its counsel.

                 (c) From the date of this Agreement through the Effective Time, there shall not have occurred any change in the financial condition, business, operations or prospects of Seagull and its Subsidiaries, taken as a whole, that would have or would be reasonably likely to have a Seagull Material Adverse Effect, other than any such change that affects both Seagull and Global in a substantially similar manner.

                 (d) Global shall have received an opinion from Fulbright & Jaworski, L.L.P. prior to the effectiveness of the Registration Statement to the effect that (i) the Merger will constitute a reorganization under section 368(a) of the Code, (ii) Global, Seagull and Merger Sub will each be a party to that reorganization, and (iii) no gain or loss will be recognized by the stockholders of Global upon the receipt of shares of Seagull Common Stock in exchange for shares of Global Common Stock pursuant to the Merger except with respect to any cash received in lieu of fractional share interests.

                 (e) Global shall have received the opinion of Petrie, Parkman & Co., Global's financial advisor, to the effect that, as of the date of the definitive Proxy Statement/Prospectus, the consideration to be received in the Merger by the holders of the Global Common Stock is fair to such holders from a financial point of view.


                                   ARTICLE IX

                                    SURVIVAL

         Section 9.1 Survival of Representations and Warranties. The representations and warranties of the parties contained in this Agreement shall not survive the Closing.

         Section 9.2 Survival of Covenants and Agreements. The covenants and agreements of the parties to be performed after the Closing contained in this Agreement shall survive the Closing.





                                     53                      PAGE 63 OF 71 PAGES

                                                                     EXHIBIT 1.1

                                   ARTICLE X

                       TERMINATION, AMENDMENT AND WAIVER

         Section 10.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the stockholders of Global:

                 (a)  by the mutual written consent of Seagull and Global;

                 (b) by either Seagull or Global if the Effective Time shall not have occurred on or before January 31, 1996 (provided that the right to terminate this Agreement under this subsection (b) shall not be available to any party who at the time of the proposed termination is in material breach of any of its obligations under this Agreement);

                 (c) by Global if there has been a material breach by Seagull or Merger Sub of any representation, warranty, covenant or agreement set forth in this Agreement or the Voting Agreement which breach (if susceptible to cure) has not been cured in all material respects within twenty business days following receipt by Seagull of notice of such breach;

                 (d) by Seagull, if there has been a material breach by Global or the Shareholder of any representation, warranty, covenant or agreement set forth in this Agreement or the Voting Agreement which breach (if susceptible to cure) has not been cured in all material respects within twenty business days following receipt by Global of notice of such breach ("Global Breach");

                 (e) by either Global or Seagull, if there shall be any applicable domestic law, rule or regulation that makes consummation of the Merger illegal or if any judgment, injunction, order or decree of a court or other Governmental Authority of competent jurisdiction shall restrain or prohibit the consummation of the Merger, and such judgment, injunction, order or decree shall become final and nonappealable;

                 (f) by either Global or Seagull, if the stockholder approvals referred to in Section 7.13 shall not have been obtained by reason of the failure to obtain the requisite vote upon a vote at a duly held meeting of stockholders or at any adjournment or postponement thereof;

                 (g) by Seagull, if (i) the Board of Directors of Global withdraws, modifies or changes its recommendation of this Agreement or the Merger in a manner adverse to Seagull or shall have resolved to do any of the foregoing or the Board of Directors of Global shall have recommended to the stockholders of Global any Global Acquisition Proposal or resolved to do so;
(ii) a tender offer or exchange offer for outstanding shares of capital stock of Global then representing 50% or more of the combined power to vote generally for the election of directors is commenced, and the Board of Directors of Global does not, within the applicable period required by law, recommend that stockholders not tender their shares into such tender or exchange offer; or
(iii) Global does not receive the opinion contemplated by Section 8.3(e) (unless such condition is waived by Global) within two business days after the definitive Proxy Statement/Prospectus is otherwise ready to printed.





                                     54                      PAGE 64 OF 71 PAGES
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                                                                     EXHIBIT 1.1

                 (h) by Global or Seagull, if Global accepts a Superior Proposal and makes payment as required pursuant to Section 7.5 of this Agreement and of the Expenses for which Global is responsible under Section 7.5 of this Agreement. For purposes of this Agreement, "Superior Proposal" means an unsolicited bona fide proposal made by a third party relating to a Global Acquisition Proposal on terms that the Board of Directors of Global determines it cannot reject in favor of the Merger, based on applicable fiduciary duties and the advice of Global's outside counsel; provided, however, that Global shall not be permitted to terminate this Agreement pursuant to this Section 10.1(h) unless it has used all reasonable efforts to provide Seagull with two business days prior written notice of its intent to so terminate this Agreement together with a detailed summary of the terms and conditions of such Global Acquisition Proposal; provided further, that prior to any such termination, Global shall, and shall cause its respective financial and legal advisors to, negotiate in good faith with Seagull to make such adjustments in the terms and conditions of this Agreement as would enable Global to proceed with the transactions contemplated herein, and it is acknowledged by Seagull that such negotiations with Seagull shall be conducted in a manner consistent with the fiduciary duties of the Global Board of Directors;

         Section 10.2 Effect of Termination. In the event of termination of the Agreement and the abandonment of the Merger pursuant to this Article X, all obligations of the parties shall terminate, except the obligations of the parties pursuant to this Section 10.2 and except for the provisions of Sections 7.5, 7.7, 11.8 and the last two sentences of Section 7.1, provided that nothing herein shall relieve any party from liability for any breaches hereof.


                                   ARTICLE XI

                                 MISCELLANEOUS

         Section 11.1 Notices. All notices or communications hereunder shall be in writing (including facsimile or similar writing) addressed as follows:

                 To Seagull or Merger Sub:

                          Seagull Energy Corporation
                          1001 Fannin, Suite 1700
                          Houston, Texas 77002
                          Attention:  Chairman
                          Facsimile No.:  (713) 951-4733

                          With a copy to:

                          Vinson & Elkins L.L.P.
                          2300 First City Tower
                          1001 Fannin
                          Houston, Texas  77002-6760
                          Attention:  J. Mark Metts
                          Facsimile No.:  (713) 615-5605





                                     55                      PAGE 65 OF 71 PAGES

                                                                     EXHIBIT 1.1

                 To Global:

                          Global Natural Resources Inc.
                          5300 Memorial Drive, Suite 800
                          Houston, Texas 77077
                          Attention:  Chairman
                          Facsimile No.:  (713) 865-4386

                          With a copy to:

                          Piliero Goldstein Jenkins & Hall, LLP
                          292 Madison Avenue
                          New York, New York 10017
                          Attention:  Jon M. Jenkins
                          Facsimile No.:  (212) 685-2028

Any such notice or communication shall be deemed given (i) when made, if made by hand delivery, and upon confirmation of receipt, if made by facsimile, (ii) one business day after being deposited with a next-day courier, postage prepaid, or (iii) three business days after being sent certified or registered mail, return receipt requested, postage prepaid, in each case addressed as above (or to such other address as such party may designate in writing from time to time).

         Section 11.2 Separability. If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect.

         Section 11.3 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors, and assigns; provided, however, that neither this Agreement nor any rights hereunder shall be assignable or otherwise subject to hypothecation and any assignment in violation hereof shall be null and void.

         Section 11.4 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         Section 11.5 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same Agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to each party.

         Section 11.6 Entire Agreement. This Agreement represents the entire Agreement of the parties with respect to the subject matter hereof and shall supersede any and all previous contracts, arrangements or understandings between the parties hereto with respect to the subject matter hereof.

         Section 11.7 Governing Law. This Agreement shall be construed, interpreted, and governed in accordance with the laws of Texas, without reference to rules relating to conflicts of law.





                                     56                      PAGE 66 OF 71 PAGES

                                                                     EXHIBIT 1.1

         Section 11.8 Attorneys' Fees. If any action at law or equity, including an action for declaratory relief, is brought to enforce or interpret any provision of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and expenses from the other party, which fees and expenses shall be in addition to any other relief which may be awarded.

         Section 11.9  No Third Party Beneficiaries.  Except as provided in
Section 7.3, no person or entity other than the parties hereto is an intended beneficiary of this Agreement or any portion hereof.

         Section 11.10 Disclosure Schedules. The disclosures made on any disclosure schedule, including the Global Disclosure Schedule and the Seagull Disclosure Schedule, with respect to any representation or warranty shall be deemed to be made with respect to any other representation or warranty requiring the same or similar disclosure to the extent that the relevance of such disclosure to other representations and warranties is evident from the face of the disclosure schedule. The inclusion of any matter on any disclosure schedule will not be deemed an admission by any party that such listed matter is material or that such listed matter has or would have a Global Material Adverse Effect or a Seagull Material Adverse Effect, as applicable.





                                     57                      PAGE 67 OF 71 PAGES

                                                                     EXHIBIT 1.1

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.


                                  SEAGULL ENERGY CORPORATION


                                   By:
                                       ----------------------------------------
                                          Barry J. Galt
                                          Chairman of the Board, President
                                            and Chief Executive Officer


                                  GNR MERGER CORPORATION


                                   By:
                                       ----------------------------------------
                                          Barry J. Galt
                                          Chairman of the Board


                                  GLOBAL NATURAL RESOURCES INC.


                                   By:
                                       ----------------------------------------
                                          Robert F. Vagt
                                          Chairman of the Board, President
                                          and Chief Executive Officer





                                     58                      PAGE 68 OF 71 PAGES